Exhibit 2.2

Execution Form

STOCK PURCHASE AGREEMENT

among

AMERICAN HERITAGE ARMS, LLC, as Buyer,

RACI HOLDING, INC.,

THE STOCKHOLDERS OF
RACI HOLDING, INC., as Sellers

and

THE OPTION HOLDERS OF
RACI HOLDING, INC.

Dated as of April 4, 2007

4.19	Employees; Labor Matters	37
4.20	Affiliate Transactions	38
4.21	Product Warranties	39
4.22	Government Contract Matters	39
4.23	Export Control Compliance	41
4.24	Accounts Receivable: Accounts Payable	43
4.25	Inventory	43
4.26	Books and Records	44
4.27	Customers and Suppliers	44
4.28	Corrupt Practices	44
4.29	Brokers and Finders	45

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE BUYER		45

5.1	Buyer’s Status	45
5.2	Authorization, etc.	45
5.3	Conflicts, Consents	45
5.4	Litigation	46
5.5	Purchase for Investment	46
5.6	Financing	46
5.7	Solvency	47
5.8	Investment Commitment Letter	47
5.9	Brokers and Finders	47

ARTICLE VI COVENANTS		47

6.1	Conduct of the Company and its Subsidiaries	47
6.2	Efforts to Consummate Transaction	48
6.3	Access and Information	48
6.4	Non-Solicitation	49
6.5	Repayment of Indebtedness	50
6.6	Publicity	51
6.7	Financing Assistance	51
6.8	Transfer Taxes	51
6.9	Contemporaneous Transactions	51
6.10	Tax Treatment of Indemnity Payments	52
6.11	Tax Cooperation	52
6.12	Notice and Cure	52
6.13	Transfer and Amendment of Registration and Licenses	52
6.14	SEC Reports	53
6.15	Directors and Officers	53
6.16	CBA Negotiations	54
6.17	Debt Tender Offer	54
6.18	Monthly Financial Statement	57

6.19	Financing	57

ARTICLE VII CONDITIONS TO CLOSING		58

7.1	Conditions to the Obligation of the Buyer	58
7.2	Conditions to the Obligation of the Sellers and the Company	59
7.3	Conditions to the Obligations of the Company, the Sellers and the Buyer	59

ARTICLE VIII SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS		60

8.1	Survival of Representations and Warranties	60

ARTICLE IX INDEMNIFICATION		60

9.1	Indemnification	60
9.2	Method of Asserting Claims	62
9.3	Exclusive Remedies	65

ARTICLE X TERMINATION		65

10.1	Termination	65
10.2	Effect of Termination	66

ARTICLE XI GENERAL PROVISIONS		67

11.1	Expenses	67
11.2	Further Actions	67
11.3	Post-Closing Access	67
11.4	Certain Limitations	68
11.5	Notices	68
11.6	Binding Effect	71
11.7	Assignment; Successors	71
11.8	Amendment; Waivers, etc.	71
11.9	Entire Agreement	71
11.10	Knowledge; Interpretation	72
11.11	Severability	72
11.12	Headings	72
11.13	Counterparts	72
11.14	Governing Law	72
11.15	Consent to Jurisdiction, etc.	72
11.16	Waiver of Punitive and Other Damages and Jury Trial	73
11.17	Specific Performance	74
11.18	Sellers’ Representative	74

EXHIBITS AND SCHEDULES

Exhibit A	Form of Escrow Agreement
Schedule 1.1	List of Sellers and Shares
Schedule 1.2(a)	List of Option Holders and Option Shares
Schedule 1.2(b)	List of Deferred Share Holders
Schedule 3.2(a)	Conflicts
Schedule 3.2(b)	Consents
Schedule 4.1	List of Subsidiaries
Schedule 4.2(d)	Authorized Capital Stock of the Company’s Subsidiaries
Schedule 4.2(e)	Agreements with Respect to Common Stock
Schedule 4.2(f)	Equity Interests
Schedule 4.3(a)	Conflicts
Schedule 4.3(b)	Consents
Schedule 4.4(c)	Reports and Financial Statements
Schedule 4.5	Liabilities
Schedule 4.6(a)	Events Subsequent to Latest Financial Statements
Schedule 4.6(b)	Certain Events Subsequent to Latest Financial Statements
Schedule 4.6(c)	Certain Events since Latest Audited Financial Statements
Schedule 4.7(a)	Tax Returns
Schedule 4.7(b)	Extensions
Schedule 4.7(c)	Copies of Tax Returns; Audits, etc.
Schedule 4.7(d)	Tax Sharing Agreements
Schedule 4.7(e)	Other Tax Jurisdictions
Schedule 4.8	Litigation
Schedule 4.9	Compliance with Laws
Schedule 4.10(a)	Employee Benefits Plans
Schedule 4.10(b)	Pending or Threatened Legal Actions, etc.
Schedule 4.10(d)	Required Contributions
Schedule 4.10(f)	Post-Employment Benefits
Schedule 4.10(g)	Parachute Payments
Schedule 4.10(j)	Grantor Trust; Funding Arrangement
Schedule 4.10(1)	Representation
Schedule 4.10(m)	Management Bonuses, etc.
Schedule 4.11	Permits
Schedule 4.12(a)	Owned Real Property
Schedule 4.12(b)	Liens
Schedule 4.12(c)	Outstanding Options or Rights of First Refusal
Schedule 4.12(d)	Real Property Exceptions
Schedule 4.13(a)	Leases
Schedule 4.14	Personal Property
Schedule 4.15(a)	Owned Intellectual Property
Schedule 4.15(b)	Licenses

Schedule 4.16	Contracts
Schedule 4.17	Insurance
Schedule 4.18	Environmental Matters
Schedule 4.19(a)	Employee Matters
Schedule 4.19(b)	Labor Matters
Schedule 4.20	Affiliate Transactions
Schedule 4.21	Product Warranties
Schedule 4.22(a)(i)	Government Contracts
Schedule 4.22(a)(ii)	Government Bids
Schedule 4.22(b)	Government Contract Compliance
Schedule 4.22(c)	Investigations and Audits
Schedule 4.22(d)	Claims
Schedule 4.23(e)	Government Compliance
Schedule 4.24	Accounts Receivable
Schedule 4.27(a)	Largest Customers
Schedule 4.27(b)	Largest Suppliers
Schedule 4.27(c)	Reductions in Customers and Suppliers
Schedule 4.27(d)	Bankrupt Customers and Suppliers
Schedule 6.1(a)	Conduct of the Company and its Subsidiaries
Schedule 6.1(b)(i)	Certain Contracts
Schedule 6.1(b)(ii)	Certain Contracts
Schedule 6.1(c)	Management Amount
Schedule 7.1(d)	Terminated Agreements with Affiliates
Schedule 7.3(c)	Necessary Consents
Schedule 11.10	Knowledge; Interpretation

STOCK PURCHASE AGREEMENT, dated as of April 4, 2007, among American Heritage Arms, LLC, a Delaware limited liability company (the “Buyer”), The Clayton & Dubilier Private Equity Fund IV Limited Partnership, a Connecticut limited partnership (“CD Fund IV”), Bruckmann, Rosser, Sherrill & Co. II, L.P., a Delaware limited partnership (“BRS Fund II”), RACI Holding, Inc., a Delaware corporation (the “Company”), the parties listed in Schedule 1.1 hereto (each, a “Seller” and collectively, the “Sellers”) and the Option Holders (as defined below).

W I T N E S S E T H :

WHEREAS, the Sellers own all of the capital stock of the Company consisting of 211,059 shares (the “Shares”), 205,208 of which are issued and outstanding and 5,851 of which are Deferred Shares, of Class A Common Stock, par value $.01 per share (“Class A Common Stock”), and the Company owns all of the issued and outstanding shares of common stock, par value $.01 per share, of Remington Arms Company, Inc., a Delaware corporation (“Remington”) (capitalized terms used herein without definition shall have the meaning specified in Section 2.1 hereof);

WHEREAS, the Sellers wish to sell the Shares to the Buyer, and the Buyer wishes to purchase the Shares from the Sellers, on the terms and conditions and for the consideration set forth in this Agreement; and

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived therefrom, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE OF SHARES; CANCELLATION OF OPTIONS

1.1 Sale and Purchase of Shares. Subject to the terms and conditions hereof, at the Closing, each Seller will sell to the Buyer, and the Buyer will purchase from each Seller, the number of Shares set forth opposite such Seller’s name in the column entitled “Number of Shares” in Schedule 1.1 (for each Seller, the “Share Number”) for a purchase price equal to the product of (a) $330.47 (the “Per Share Purchase Price”) and (b) the number of such Shares. The aggregate purchase price to be paid by the Buyer for all Shares is $69,748,667.73 (the “Shares Purchase Price”).

1.2 Cancellation of Options and Distribution in Respect of Deferred Shares.

(a)                                                Options. Subject to the terms and conditions hereof, effective as of the Closing and in accordance with the Stock Option Agreements evidencing all then outstanding options to purchase shares of Class A Common Stock granted under the Stock Incentive Plans (each, an “Option”) to any current or former employee or director of or consultant to the Company or any Subsidiary thereof as set forth on Schedule 1.2(a) (each, an “Option Holder”), each such Option shall be canceled and, in exchange therefor, each Option Holder shall be entitled to a cash payment (the “Option Cancellation Payments”) in respect of each such canceled Option equal to the product of (i) the number of shares of Class A Common Stock covered by such Option immediately prior to the Closing as set forth on Schedule 1.2(a) (the “Option Shares”) multiplied by (ii) the excess of (x) the Per Share Purchase Price over (y) the per share exercise price under such Option for each such Option Share. As of the date hereof, the aggregate amount of the Option Cancellation Payments (prior to any deductions or payments made pursuant to Sections 1.3(e) and (g)) would be $1,171,551.60.

(b)                                               Deferred Shares. Subject to the terms and conditions hereof, immediately prior to the Closing and in accordance with the terms of the Amended and Restated RACI Holding, Inc. Stock Incentive Plan, shares of the Company’s Class A Common Stock relating to then-outstanding deferred shares granted pursuant to such plan (each, a “Deferred Share”) to any current or former employee or director of or consultant to the Company or any Subsidiary thereof as set forth on Schedule 1.2(b) (each, a “Deferred Share Holder”) shall be distributed to the Deferred Share Holders. The distribution of the shares of the Company’s Class A Common Stock relating to the Deferred Shares shall be subject to all applicable Employment and Withholding Taxes. Deferred Shares shall be treated as Shares and Deferred Share Holders shall be treated as Sellers for all purposes of this Agreement.

1.3 Closing; Escrow.

(a)                                                The closing of the sale and purchase of the Shares (the “Closing”) will take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York, at 10:00 a.m. on June 4, 2007 (or such earlier date to the extent that the Buyer has secured the Acquisition Financing so that the financing closing can occur simultaneously with the Closing), or such other time as the parties hereto may agree in writing (the “Closing Date”); provided that the Buyer may extend such date from time to time, but no later than the date set forth in Section 10.1(b), in order to complete the Acquisition Financing.

(b)                                               At the Closing, each Seller will deliver to the Buyer, free and clear of all Liens, certificates representing all of the Shares set forth opposite such Seller’s name in Schedule 1.1, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite stock transfer stamps.

(c)                                                At the Closing, the Buyer will deliver the Escrow Amount by wire transfer of immediately available funds to the Escrow Agent under the Escrow Agreement.

(d)                                               At the Closing, the Buyer will pay to the Sellers by wire transfer of immediately available funds, to such account as shall be designated in writing by each Seller to the Buyer at least two business days prior to the Closing Date, the amount opposite such Seller’s name in the column entitled “Seller Purchase Price” in Schedule 1.1 less each Seller’s share of the Escrow Amount, the Insurance Amount, the Expense Amount and the Management Amount determined in accordance with the following formulas:

(i)                                     For each Seller (other than CD Fund IV) an amount equal to the product of (x) each such Seller’s Equity Percentage multiplied by (y) the sum of (A) the Escrow Amount, (B) the Insurance Amount, (C) the Expense Amount and (D) the Management Amount; and

(ii)                                  For CD Fund IV, an amount equal to the product of (x) the CD Fund IV Percentage multiplied by (y) the sum of the (A) Escrow Amount, (B) the Insurance Amount, (C) the Expense Amount and (D) the Management Amount.

(e)                                                At the Closing, the Company will pay to each Option Holder by wire transfer of immediately available funds, to such account as shall be designated in writing by each Option Holder to the Buyer at least two business days prior to the Closing Date, such Option Holder’s Option Cancellation Payment less such Option Holder’s share of the Escrow Amount, the Insurance Amount, the Expense Amount and the Management Amount, determined by multiplying (i) each Option Holder’s Option Percentage by (ii) the sum of (w) the Escrow Amount, (x) the Insurance Amount, (y) the Expense Amount and (z) the Management Amount. The Option Cancellation Payments shall be subject to all applicable Employment and Withholding Taxes.

(f)                                    The chief financial officer of the Company shall deliver to the Sellers, the Option Holders and the Buyer on the date that is three business days prior to the Closing Date a certificate setting forth the Insurance Amount and the calculation of each Seller’s Equity Percentage (other than CD Fund IV), the CD Fund IV Percentage and each Option Holder’s Option Percentage. The sum of the foregoing percentages shall equal 100%.

(g)                                 At the Closing, the Buyer shall pay by wire transfer of immediately available funds to the accounts specified in the Expense Statement the Expense Amount.

Each of CD Fund IV and BRS Fund II shall deliver to each other, the Sellers’ Representative and the Buyer on the date that is three business days prior to the Closing Date a statement signed by an officer of such party (all such statements, the “Expense Statement”) setting forth the reasonable out-of-pocket costs, fees and expenses of such party incurred in connection with the transactions contemplated hereby (including a reasonable estimate of such out-of-pocket costs, fees and expenses through the Closing

Date) (the aggregate of such out-of-pocket costs, fees and expenses, the “Expense Amount”), along with wire instructions where payment of such expenses shall be made.

ARTICLE II

DEFINITIONS

2.1 Specific Definitions. As used in this Agreement and the Schedules hereto, the following terms have the following meanings:

Acquisition Financing: the meaning set forth in Section 6.7.

Acquisition Proposal: the meaning set forth in Section 6.4(a).

Affiliate: with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise. “Affiliate,” when used in reference to the Company prior to Closing, or the Sellers, includes (a) Clayton, Dubilier & Rice, Inc. and BRS & Co., Inc. and (b) the officers and directors of Clayton, Dubilier & Rice, Inc. and BRS & Co., Inc.

Agreement: this Stock Purchase Agreement, including the Exhibits and Schedules hereto.

Antitrust Division: the meaning set forth in Section 7.3(a).

Audited Financial Statements: the meaning set forth in Section 4.4(b).

BIS: the meaning set forth in Section 4.23(d).

Breaching Seller Indemnifying Party: the meaning set forth in Section 9.1(c).

BRS Fund II: the meaning set forth in the preamble.

Buyer: the meaning set forth in the preamble.

Buyer Indemnified Parties: the Buyer and its officers, directors, employees, agents and Affiliates (including, after the Closing, the Company and its Subsidiaries).

Cap: the meaning set forth in Section 9.1(d).

CBA Negotiations: the meaning set forth in Section 4.19(c).

CD Fund IV: the meaning set forth in the preamble.

CD Fund IV Percentage: the quotient of (x) the sum of (i) the Notes Payoff Amount, (ii) the Interest Amount, and (iii) the product of the CD Fund IV’s Share Number multiplied by the Per Share Purchase Price, divided by (y) the Total Proceeds.

Claim Notice: written notification pursuant to Section 9.2(a) of a Third Party Claim as to which indemnity under Section 9.1 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 9.1.

Class A Common Stock: the meaning set forth in the recitals.

Closing: the meaning set forth in Section 1.3(a).

Closing Date: the meaning set forth in Section 1.3(a).

Code: the Internal Revenue Code of 1986, as amended.

Company: the meaning set forth in the preamble.

Company Audited Financial Statements: the meaning set forth in Section 4.4(b).

Company Intellectual Property: the Owned Intellectual Property and the Licenses.

Company Interim Financial Statements: the meaning set forth in Section 4.4(b).

Company SEC Reports: the meaning set forth in Section 4.4(a).

Company Taxes: the meaning set forth in Section 4.7(a).

Confidentiality Agreement: the meaning set forth in Section 6.3(a).

Consent: any consent, approval, authorization, order, filing, registration or qualification of or with any Person.

Contracts: the meaning set forth in Section 4.16.

Credit Agreement: the meaning set forth in Section 6.5(b).

DDTC: the meaning set forth in Section 4.23(b).

Debt Commitment Letter: the meaning set forth in Section 5.6.

Debt Tender Offer: the meaning set forth in Section 6.17(a).

Debt Tender Offer Documents: the meaning set forth in Section 6.17(d).

Deferred Share: the meaning set forth in Section 1.2(b).

Deferred Share Holder: the meaning set forth in Section 1.2(b).

Director and Officer Indemnified Parties: the meaning set forth in Section 6.15(a).

Dispute Period: the period ending thirty (30) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

EAR: the meaning set forth in Section 4.23(a).

Employment and Withholding Taxes: any federal, state, provincial, local, foreign or other employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care or other similar tax, duty or other governmental charge or assessment or deficiencies thereof and all Taxes required to be withheld by or on behalf of each of the Company and each of its Subsidiaries in connection with amounts paid or owing to any employee, independent contractor, creditor or other party, in each case, on or in respect of the business or assets thereof. Any Employment and Withholding Tax is also included in the definition of Tax wherever the term Tax is used.

Environmental Law: any federal, state, or local law, statute, rule, regulation or order, including all common law, relating to (a) the presence, manufacture, transport, use, treatment, storage, disposal, arrangement for or permitting the disposal of, transport, handling, release or threatened release of or exposure to Hazardous Substances or (b) the protection of human health or the environment (including, without limitation, natural resources, air, and surface or subsurface land or waters).

ERISA: the Employee Retirement Income Security Act of 1974, as amended.

Equity Percentage: for any Seller (other than CD Fund IV), the quotient of (a) the product of (i) the Share Number of such Seller multiplied by (ii) the Per Share Purchase Price, divided by (b) the Total Proceeds.

Escrow Agent: Citibank, N.A. or such other escrow agent as the parties hereto may agree.

Escrow Agreement: escrow agreement to be entered into on the Closing Date by the Buyer, the Sellers, the Option Holders and the Escrow Agent substantially in the form of Exhibit A hereto.

Escrow Amount: $5,000,000.

Escrow Funds: all amounts delivered to the Escrow Agent in accordance with Section 1.3(c).

Exchange Act: the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Expense Amount: the meaning set forth in Section 1.3(g).

Expense Statement: the meaning set forth in Section 1.3(g).

Financial Statements: the meaning set forth in Section 4.4(b).

Financing: the meaning set forth in Section 5.6.

Financing Commitments: the meaning set forth in Section 5.6.

FTC: the meaning set forth in Section 7.3(a).

GAAP: the meaning set forth in Section 4.4(b).

Government Bid: the meaning set forth in Section 4.22(a).

Government Contract: the meaning set forth in Section 4.22(a).

Governmental Entity: any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign.

Hazardous Substance: any material, substance or waste that is: (a) listed, classified or regulated as “hazardous” or “toxic” or with respect to which liability or standards of conduct are imposed pursuant to any applicable Environmental Law, or (b) any petroleum product or by-product, asbestos or polychlorinated biphenyls.

HSR Act: the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

Income Tax Return: a Tax Return with respect to a Tax imposed on or measured by net income or a state franchise Tax Return.

Indemnified Party: any Person claiming indemnification under any provision of Article IX.

Indemnifying Party: any Person against whom a claim for indemnification is being asserted under any provision of Article IX.

Indemnity Notice: written notification pursuant to Section 9.2 of a claim for payment or indemnity under Article IX by an Indemnified Party, specifying the nature of and basis for such claim.

Indenture: the meaning set forth in Section 6.5(a).

Individual Sellers: the meaning set forth in Section 11.18(a).

Industrias Tecnos: Industrias Tecnos, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico.

Insurance Amount: the meaning set forth in Section 6.15(b).

Interest Amount: an amount equal to the sum of all interest paid in cash on the Senior Note A and the Senior Note B since February 12, 2003 up to the date immediately prior to the Closing Date.

Interim Financial Statements: the meaning set forth in Section 4.24.

Investment Assets: all debentures, notes and other evidences of indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company or any of its Subsidiaries and issued by any Person other than the Company or any of its Subsidiaries (other than trade receivables generated in the ordinary course of business of the Company and its Subsidiaries).

Investment Commitment Letter: the meaning set forth in Section 5.8.

Investor: Cerberus Capital Management, L.P.

IRS: the Internal Revenue Service.

ITAR: the meaning set forth in Section 4.23(a).

Leased Real Property: all real property interests leased by the Company or its Subsidiaries.

Leases: the meaning set forth in Section 4.13(a).

Licenses: the meaning set forth in Section 4.15(b).

Lien: any mortgage, pledge, deed of trust, hypothecation, claim, security interest, title defect, encumbrance, burden, charge or other similar restriction, lease, sublease, claim, title retention agreement, option, easement, covenant, encroachment or other adverse claim.

Loss: any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, reasonable and documented fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment).

Management Amount: $4,000,000.

Material Adverse Change: since any specified date, a material adverse change in the properties, assets, liabilities, business, or financial condition or results of operations of the Company and its Subsidiaries taken as a whole, in each case, other than as a result of (a) changes in general economic, regulatory or political conditions, (b) changes affecting the industries in which the Company and its Subsidiaries operate, or (c) changes in applicable law (except, in the case of clause (c), to the extent such changes have had a disproportionate effect on the Company and its Subsidiaries taken as a whole as compared to other participants in the industries in which the Company and its Subsidiaries operate).

Material Adverse Effect: a material adverse effect on the properties, assets, liabilities, business, or financial condition or results of operations of the Company and its Subsidiaries taken as a whole, in each case, other than as a result of (a) changes in general economic, regulatory or political conditions, (b) changes affecting the industries in which the Company and its Subsidiaries operate, or (c) changes in applicable law (except, in the case of clause (c), to the extent such changes have had a disproportionate effect on the Company and its Subsidiaries taken as a whole as compared to other participants in the industries in which the Company and its Subsidiaries operate).

Monthly Reports: the meaning set forth in Section 6.18.

New Company SEC Reports: the meaning set forth in Section 6.14.

Noteholders: the meaning set forth in Section 6.17(d).

Notes: the meaning set forth in Section 6.17(a).

Notes Payment: the meaning set forth in Section 6.5(c).

Notes Payoff Amount: the meaning set forth in Section 6.5(c).

OFAC: the meaning set forth in Section 4.23(a).

Option: the meaning set forth in Section 1.2(a).

Option Cancellation Payments: the meaning set forth in Section 1.2(a).

Option Holder: the meaning set forth in Section 1.2(a).

Option Percentage: for any Option Holder means the quotient of (a) the Option Cancellation Payment for such Option Holder divided by (b) the Total Proceeds.

Option Shares: the meaning set forth in Section 1.2(a).

Order: any writ, judgment, decree, injunction or similar order of any Governmental Entity (in each such case whether preliminary or final).

Organizational Documents: (a) with respect to any corporation, its articles or certificate of incorporation or memorandum and articles of association and bylaws, (b) with respect to any partnership, its partnership agreement, (c) with respect to any trust, its trust agreement, and (d) with respect to any limited liability company, its operating agreement.

Owned Intellectual Property: the meaning set forth in Section 4.15(a).

Owned Real Property: the meaning set forth in Section 4.12(a).

Permits: the meaning set forth in Section 4.11.

Permitted Lien: (a) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (b) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (c) any minor imperfection of title, immaterial restriction on use or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such

Lien or the use of such property in the conduct of the business of the Company or any Subsidiary and (d) any Lien arising as collateral under the Credit Agreement.

Per Share Purchase Price: the meaning set forth in Section 1.1.

Person: any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Entity or other entity.

Plans: the meaning set forth in Section 4.10(a).

Real Property: the meaning set forth in Section 4.12(d).

Remington: the meaning set forth in the recitals.

Remington Audited Financial Statements: the meaning set forth in Section 4.4(b).

Remington Interim Financial Statements: the meaning set forth in Section 4.4(b).

Report: the meaning set forth in Section 7.3(a).

Resolution Period: the period ending thirty (30) days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.

RLC: Remington Licensing Corporation, a Delaware corporation.

RLC Intellectual Property: all registrations and applications owned by RLC involving the “Remington” mark and licensed to the Company under a License.

Sanctions Regulations: the meaning set forth in Section 4.23(a).

SEC: the Securities and Exchange Commission.

Securities Act: the meaning set forth in Section 4.4(a).

Seller: the meaning set forth in the preamble.

Seller Entity: any Seller, or any officer, director or Affiliate (other than the Company or any of its Subsidiaries) of any Seller, or any entity in which any Seller or any officer, director or Affiliate of any Seller owns more than 10% of the outstanding capital stock or other equity interests.

Seller Indemnified Parties: each Seller and its officers, directors, employees, agents and Affiliates.

Seller’s Indemnifying Parties: the meaning set forth in Section 9.1(b).

Sellers’ Representative: the meaning set forth in Section 11.18(a).

Senior Note A: the Senior Note A due 2011 in the principal amount of $26,673,948.32 as of December 31, 2006, dated as of February 12, 2003, between the Company, as payor, and CD Fund IV, as payee.

Senior Note A Amount: the meaning set forth in Section 6.5(c).

Senior Note B: the Senior Note B due 2012 in the principal amount of $18,534,860.74 as of December 31, 2006, dated as of February 12, 2003, between the Company, as payor, and CD Fund IV, as payee.

Senior Note B Amount: the meaning set forth in Section 6.5(c).

Share Number: the meaning set forth in Section 1.1.

Shares: the meaning set forth in the recitals.

Shares Purchase Price: the meaning set forth in Section 1.1.

Stock Incentive Plans: the Amended and Restated RACI Holding, Inc. Stock Incentive Plan, as amended, and the RACI Holding, Inc. 2003 Stock Option Plan.

Stock Option Agreements: the stock option agreements which have been entered into between the Company and each Option Holder with respect to the issuance to such Option Holder of any Options.

Subsidiary: with respect to any Person (the “Parent”), any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by the Parent or by one or more of its respective Subsidiaries or by the Parent and any one or more of its respective Subsidiaries.

Supplemental Indenture: the meaning set forth in Section 6.17(e).

Tax: any federal, state, provincial, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, assessment or other governmental charge of any kind whatsoever, including any interest, penalty, or addition thereto.

Tax Return: any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof that relates to the Company or any of its Subsidiaries.

Third Party Claim: the meaning set forth in Section 9.2(a).

Threshold Amount: the meaning set forth in Section 9.1(d).

TIA: the meaning set forth in Section 6.17(c).

Treasury Regulations: the regulations prescribed under the Code.

Total Proceeds: the amount equal to the sum of (a) the Shares Purchase Price, (b) the aggregate amount of the Option Cancellation Payments, (c) the Notes Payoff Amount, and (d) the Interest Amount.

2.2 Other Definitional Provisions.

(a)                   The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)                   Terms defined in the singular have the same meaning when used in the plural, and vice versa.

(c)                   References to “Sections,” “Exhibits” and “Schedules” refer to Sections of, and Exhibits and Schedules to, this Agreement, unless otherwise specified.

(d)                   Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact following by those words or words of like import.

ARTICLE III

REPRESENTATIONS AND WARRANTIES AS TO THE SELLERS

Each Seller, as to itself, severally and not jointly represents and warrants to the Buyer as follows:

3.1 Authorization, etc. Such Seller has full power and authority to enter into this Agreement and to perform such Seller’s obligations hereunder. The execution and delivery by such Seller of this Agreement, and the consummation by such Seller of the transactions contemplated hereby, have been duly authorized (a) in the case of each of CD Fund IV and BRS Fund II, by all requisite partnership action of such Seller and (b) in the case of any Seller that is a trust, in accordance with such Seller’s trust agreement. This Agreement has been duly executed and delivered by such Seller and constitutes the legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with its terms, except as limited by laws affecting the enforcement of creditor’s rights generally or by general equitable principles.

3.2 Conflicts, Consents, Subsequent Actions.

(a)                   Conflicts. Except as set forth in Schedule 3.2(a), the execution and delivery of this Agreement by such Seller, and the consummation by such Seller of the transactions contemplated hereby, do not and will not conflict with or result in any violation of or default under (or any event that, with notice or lapse of time or both, would constitute a default under), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any provision of (i) in the case of each of CD Fund IV and BRS Fund II or any trust, such Seller’s Organizational Documents, or (ii) any mortgage, indenture, loan agreement, note, other agreement for the borrowing of money or the obtaining of credit, deed of trust, will, lease or other material agreement or instrument to which such Seller is a party or by which such Seller or the Shares owned by such Seller may be bound, or any judgment, order, decree, law, statute, rule or regulation applicable to such Seller or to the Shares to be sold by such Seller, other than, in the case of this clause (ii), any conflicts, violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on such Seller’s ability to consummate the transactions contemplated by this Agreement.

(b)                   Consents. Except (i) as set forth in Schedule 3.2(b), (ii) as may be required under the HSR Act, and (iii) for any Consents where the failure to obtain such Consents, either in any individual case or in the aggregate, would not reasonably be expected to have a material adverse effect on such Seller’s ability to consummate the transactions contemplated by this Agreement, no Consent of or with any Governmental Entity or third Person is required to be obtained or made by such Seller in connection with the execution and delivery by such Seller of this Agreement or consummation by such Seller of the transactions contemplated herein.

3.3 Title to Shares and Capitalization. At the Closing, such Seller will own beneficially and of record the number of Shares set forth opposite such Seller’s name in the column entitled “Number of Shares” in Schedule 1.1, free and clear of any Liens. Upon the delivery of and payment for the Shares at the Closing as provided in this Agreement, such Seller will transfer to the Buyer good and valid title to such Seller’s Shares, free and clear of any Lien.

3.4 Litigation. There is no action, claim, suit or proceeding pending or, to such Seller’s knowledge, threatened against such Seller before any Governmental Entity, that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on such Seller’s ability to consummate the transactions contemplated by this Agreement.

3.5 Brokers and Finders. No Seller has employed any broker or finder in connection with the transactions contemplated herein so as to give rise to any claim against the Buyer for any brokerage or finder’s commission, fee or similar compensation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
AS TO THE COMPANY AND ITS SUBSIDIARIES

The Company represents and warrants to the Buyer as follows:

4.1 Corporate Status, etc.

(a)                   Organization. Schedule 4.1 lists all of the Company’s Subsidiaries and their respective jurisdictions of formation. Each of the Company and its Subsidiaries is either a corporation duly organized or a limited liability company duly formed, and each is validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted.

(b)                   Qualification. The Company and each of its Subsidiaries is duly qualified to do business and in good standing as a foreign corporation in each of the jurisdictions specified in Schedule 4.1, which includes each jurisdiction in which the nature of its business or the properties owned, leased or operated by it makes such qualification necessary.

(c)                   Authorization, etc. The Company has full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except as limited by laws affecting the enforcement of creditor’s rights generally or by general equitable principles.

4.2 Capitalization.

(a)                   The Company. As of the date hereof, the authorized capital stock of the Company consists solely of (i) 1,250,000 shares of Class A Common Stock, of which 205,208 shares are issued and outstanding and 726,390 shares are held in treasury, and (ii) 1,250,000 shares of Class B Common Stock, par value $.01 per share, none of which shares are outstanding. At the Closing, the Shares will constitute all of the issued and outstanding capital stock of the Company, will have been duly authorized and validly issued and will be fully paid and nonassessable. Schedule 1.1 lists all Persons owning of record any Shares and specifying for each such Person the number of Shares owned by such Person.

(b)                   Deferred Shares. As of the date hereof, 5,851 Deferred Shares, each representing the right to receive a share of Class A Common Stock of the Company, are outstanding. The Deferred Shares constitute all of the outstanding deferred shares representing the right to receive any shares of capital stock of the Company.

(c)                   Options. As of the date hereof, Options for the purchase of 10,635 shares of Class A Common Stock of the Company are outstanding. The Options constitute all of the outstanding options to acquire any shares of capital stock of the Company. There are no options outstanding to acquire any shares of capital stock of any of the Company’s Subsidiaries.

(d)                   Subsidiaries. Schedule 4.2(d) lists for each Subsidiary of the Company the shares of capital stock or other equity interests of such Subsidiary that are authorized, the shares of capital stock or other equity interests of such Subsidiary that are issued and outstanding and the Persons owning such issued and outstanding shares. All issued and outstanding shares of capital stock of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are owned, beneficially and of record, by the Persons listed in Schedule 4.2(d) free and clear of any Liens other than as set forth on Schedule 4.2(d).

(e)                   Agreements with Respect to Common Stock. Except as set forth in Sections 4.2(b) and 4.2(c) hereof or in Schedule 4.2(e), there are no (i) preemptive, rights of first refusal, registration or similar rights on the part of any holders of any class of securities of the Company or any of its Subsidiaries; (ii) subscriptions, options, warrants, conversion, exchange or other rights, agreements or commitments of any kind obligating the Company or any of its Subsidiaries to issue or sell, or cause to be issued and sold, any shares of capital stock of the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares; (iii) stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries is bound relating to the voting, purchase, redemption or other acquisition of any shares of the capital stock of the Company or any of its Subsidiaries; or (iv) outstanding dividends, whether current or accumulated, due or payable on any of the capital stock of the Company or any of its Subsidiaries.

(f)                    Equity Interests. Except for the Subsidiaries which are set forth in Schedule 4.2(d), Schedule 4.2(f) sets forth a true and complete list of all capital stock of or other equity securities or interests in any other Person, including without limitation Industrias Tecnos and RLC, held by the Company or any of its Subsidiaries (detailing the percentage owned by the Company or any of its Subsidiaries and, to the knowledge of the Company, the other holders of such capital stock or other equity securities or interests). To the knowledge of the Company, all issued and outstanding shares of capital stock or other equity interests of such entities held by the Company or its Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable. All such shares or equity interests are owned, beneficially and of record, by the Company or its Subsidiaries free and clear of any Liens other than as set forth on Schedule 4.2(f). Neither the Company nor any of its Subsidiaries is subject to any funding (or similar) obligations pursuant to the terms of or with respect to such capital stock or equity interests. Except as set forth in Schedule 4.2(f), the Company is not a party to any stockholder agreements, voting trusts or other agreements or understandings relating to the voting, purchase, redemption or other acquisition of any shares of capital stock or equity interests in any other Person.

4.3 Conflicts, Consents, Subsequent Actions.

(a)                   Conflicts. Except as set forth in Schedule 4.3(a), the execution and delivery of this Agreement by the Sellers and the Company, and the consummation by the Sellers and the Company of the transactions contemplated hereby, will not conflict with or result in any violation of or default under (or any event that, with notice or lapse of time or both, would constitute a default under), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under or result in or give rise to any additional rights or entitlement to increased, additional, accelerated or guaranteed payments to any Person under, or result in the creation or imposition of any Lien other than Permitted Liens upon the Company or any Subsidiary or any of their respective assets and properties, pursuant to any provision of (i) the Organizational Documents of the Company or any of its Subsidiaries, or (ii) any mortgage, indenture, loan agreement, note, bond, deed of trust, other agreement, commitment or obligation for the borrowing of money or the obtaining of credit, material lease or other material agreement, contract, license, franchise, permit or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound, or any judgment, order, decree, law, statute, rule or regulation applicable to the Company or any of its Subsidiaries.

(b)                   Consents. Except (i) as set forth in Schedule 4.3(b), (ii) as may be required under the HSR Act and (iii) for any Consents where the failure to obtain such Consents, either in any individual case or in the aggregate, would not reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole, no Consent of or with any court, Governmental Entity or third Person is required to be obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Sellers and the Company or the consummation by the Sellers and the Company of the transactions contemplated hereby.

4.4 Reports and Financial Statements.

(a)                   Remington has timely filed all forms, reports, registration statements, certifications and other documents required to be filed by Remington with the SEC since January 1, 2003 (collectively, the “Company SEC Reports”). The Company SEC Reports were prepared in accordance with the applicable requirements of the Exchange Act and the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”) and did not as of their respective dates, or as restated through the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC. To the knowledge of the Company, as of the date hereof, none of the Company SEC Reports is the subject of ongoing SEC review. Other than Remington, no Company Subsidiary is required to file any form, report, registration statement or other document with the SEC.

(b)                   The Company has delivered to the Buyer (i) audited standalone statements of operations, changes in stockholders’ equity and cash flows of the Company for the fiscal years ended December 31, 2004 and December 31, 2005 and audited standalone balance sheets of the Company as at such dates, together with the notes thereto (the “Company Audited Financial Statements”), (ii) audited consolidated statements of operations, changes in stockholders’ equity and cash flows of Remington and its Subsidiaries for the fiscal years ended December 31, 2003, December 31, 2004, December 31, 2005 and December 31, 2006 and audited consolidated balance sheets of Remington and its Subsidiaries as at such dates, together with the notes thereto (the “Remington Audited Financial Statements” and, together with the Company Audited Financial Statements, the “Audited Financial Statements”), (iii) unaudited consolidated statements of operations, changes in stockholders’ equity and cash flows of Remington and its Subsidiaries for the nine months ending September 30, 2006 and an unaudited consolidated balance sheet of Remington and its Subsidiaries as at such date (the “Remington Interim Financial Statements”), and (iv) unaudited consolidated statements of operations, changes in stockholders’ equity and cash flows of the Company for the nine months ending September 30, 2006 and an unaudited consolidated balance sheet of the Company as at such date (the “Company Interim Financial Statements” and, together with the Audited Financial Statements and the Remington Interim Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied (except as may be indicated in the notes thereto) throughout the periods indicated and present fairly in all material respects the financial condition of the Company, in the case of the Company Audited Financial Statements, the Company and its Subsidiaries on a consolidated basis in the case of the Company Interim Financial Statements, and Remington and its Subsidiaries on a consolidated basis, in the case of the Remington Audited Financial Statements and the Remington Interim Financial Statements, at the respective dates indicated and the results of operations and cash flows of the Company, in the case of the Company Audited Financial Statements, the Company and its Subsidiaries on a consolidated basis in the case of the Company Interim Financial Statements, and Remington and its Subsidiaries on a consolidated basis, in the case of the Remington Audited Financial Statements and the Remington Interim Financial Statements, for the respective periods indicated, except in the case of the Remington Interim Financial Statements and the Company Interim Financial Statements for the absence of footnotes and year-end adjustments. The Remington Audited Financial Statements and Remington Interim Financial Statements, when filed, complied as to form in all material respects with the rules and regulations of the SEC with respect thereto.

(c)                   Since September 30, 2006, there has been no material change in the Company or Remington’s accounting methods or principles that would be required to be disclosed in the Company’s or Remington’s financial statements, respectively, in accordance with GAAP that has not been so disclosed. The management of Remington has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth on Schedule 4.4(c), as of the date hereof, Remington has not identified any significant deficiencies or material weaknesses in the design or operation of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act), and there has been no incidence of fraud since January 1, 2003, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

4.5 Absence of Undisclosed Liabilities. Except for (i) liabilities reflected or reserved against in the Financial Statements, (ii) Tax liabilities, (iii) liabilities set forth on Schedule 4.5 or any other Schedule hereto or (iv) liabilities that were incurred after September 30, 2006 in the ordinary course of business consistent with past practice, none of the Company or any of its Subsidiaries has any material liabilities (whether accrued, absolute, contingent or otherwise).

4.6 Events Subsequent to Latest Financial Statements.

(a)                   Except as set forth on Schedule 4.6(a), since September 30, 2006 through the date hereof, other than in connection with the transactions contemplated by this Agreement, (x) the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice, (y) there has been no Material Adverse Change, nor has there been any event or developments which, individually or when taken together with other such events, would reasonably be expected to result in a Material Adverse Change and (z) without limiting the foregoing, none of the Company or any of its Subsidiaries has:

(i)            suffered any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance, in an amount exceeding $250,000 individually or $500,000 in the aggregate;

(ii)           other than pursuant to the Credit Agreement and any other payment of accounts payable or accounts receivables in the ordinary course of business, voluntarily purchased, canceled, pre-paid or completely or partially discharged in advance of a scheduled payment date with respect to, or waived any right of the Company or any of its Subsidiaries under any material indebtedness of or owing to the Company or any of its Subsidiaries;

(iii)          failed to perform, in any material respects, its obligations under the contracts and commitments applicable to its businesses or properties;

(iv)          (x) increased the salary, wages or other compensation of (A) any director, officer or employee having a base salary in excess of $100,000 per year or any business consultant of the Company or any of its Subsidiaries or (B) any other employee of the Company or any of its Subsidiaries in an amount greater than 5% per annum or $2,400,000 in the aggregate; (y) established or modified any (A) targets, goals, pools or similar provisions in respect of any fiscal year under any benefit plan, employment-related Contract or other employee compensation arrangement or (B) salary ranges, increase guidelines or similar provisions in respect of any benefit plan, employment-related Contract or other employee compensation arrangement; or (z) adopted, entered into or become bound by any benefit plan, employment-related Contract or collective bargaining agreement, amendment, modification or termination (partial or complete) of any benefit plan, employment-related Contract or collective bargaining agreement, or entered into any severance arrangement or paid any severance benefit without the employee agreeing to execute or executing a waiver and release in favor of Remington, its Affiliates and any successors thereto, in each case except to the extent required by applicable law or any Plan (as defined in Section 4.10(a)) or collective bargaining agreement provided to the Buyer;

(v)           Other than in the ordinary course of business as conducted on the date hereof, granted any discounts, rebates or similar incentives, either on a onetime or continuing basis or sold or delivered any product having payment terms of 152 days or more; or made any material change in (x) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or policy of the Company or any of its Subsidiaries, or (y) any method of calculating any bad debt, contingency or other reserve of the Company or any of its Subsidiaries for accounting or financial reporting, or any change in the fiscal year of the Company or any of its Subsidiaries;

(vi)          (x) amended its Organizational Documents, (y) recapitalized, reorganized, liquidated or dissolved the Company or any of its Subsidiaries, or taken any action in contemplation of the foregoing or (z) merged or consummated any other business combination involving the Company or any of its Subsidiaries and any other Person;

(vii)         mortgaged, pledged or subjected to any Lien any of its properties or assets, except for Liens incurred in the ordinary course of business consistent with past practice;

(viii)        sold, leased or otherwise disposed of any of its fixed assets having a value in excess of $500,000 in any individual case or $2,000,000 in the aggregate;

(ix)           incurred any indebtedness with respect to which the obligations of the Company or its Subsidiaries exceed $100,000, other than indebtedness incurred pursuant to the Credit Agreement;

(x)            made capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in excess of $400,000 in any individual case;

(xi)           made any loan, advance or capital contribution to or investment in any Person, by the Company or any of its Subsidiaries, other than to or in the Company’s wholly-owned Subsidiaries in the ordinary course of business consistent with past practice;

(xii)          changed any annual Tax accounting period except as required by applicable law, adopted or changed any method of Tax accounting except as required by applicable law, entered into any Tax closing agreement, settled any Tax claim, audit or assessment in excess of $25,000, in each case, by the Company or any of its Subsidiaries;

(xiii)         made any authorization, issuance, sale or other disposition by the Company or any of its Subsidiaries of any shares of capital stock of or Option with respect to the Company or any of its Subsidiaries, or any modification or amendment of any right of any holder of any outstanding shares of capital stock of or Option with respect to the Company or any of its Subsidiaries;

(xiv)        made any write-off or write-down of or any determination to write off or write down any of the assets and properties of the Company or any of its Subsidiaries in an aggregate amount exceeding $100,000 in any individual case;

(xv)         commenced or terminated any line of business;

(xvi)        disposed of, licensed, or incurred an adverse change (including disclosure thereof to any Person not bound by an obligation of confidentiality) in, any rights the Company or any of its Subsidiaries has under or to any, material Company Intellectual Property, other than the expiration thereof in accordance with its terms as described on Schedule 4.15(a);

(xvii)       settled any action, claim, suit or proceeding, threatened or pending, against the Company or any of its Subsidiaries for an amount exceeding $100,000 individually or $250,000 in the aggregate; or

(xviii)      entered into any agreement to do or engage in any of the foregoing after the date hereof.

(b)                   Except as set forth in Schedule 4.6(b), since September 30, 2006, none of the Company or any of its Subsidiaries has:

(i)            declared, set aside or paid any dividend or other distribution with respect to the capital stock of the Company or any Subsidiary not wholly owned by the Company, or any direct or indirect redemption, purchase or other acquisition by the Company or any of its Subsidiaries of any such capital stock or any option with respect to the Company or any Subsidiary not wholly owned by the Company;

(ii)           entered into any transaction with, made any payment, loan or advance to (other than the granting or payment of employee base salaries, bonuses or benefits, or director fees or expense reimbursements, in each case, in the ordinary course of business), transferred any asset to, or assumed any liability of or with respect to, any Seller Entity; or

(iii)          entered into any agreement to do or engage in any of the foregoing after the date hereof.

(c)                   Except as set forth on Schedule 4.6(c), since December 31, 2005 none of the Company or any of its Subsidiaries has sold, leased, transferred or otherwise disposed of any artwork, historic firearms memorabilia, antiques and other items of historic or artistic significance owned by the Company or any of its Subsidiaries.

4.7 Tax Matters.

Except as set forth in Schedule 4.7(a) to 4.7(t):

(a)                   Filing of Returns and Payment of Taxes. All Income Tax Returns and all other material Tax Returns required to be filed on or before the Closing Date by the Company and its Subsidiaries have (or by the Closing Date will have) been duly filed or the time for filing such Tax Returns shall have been validly extended to a date after the Closing Date. All such Tax Returns were (or by the Closing Date will be) true, complete and correct in all material respects and filed on a timely basis. Except as specifically reserved against in the Financial Statements (including as reflected on associated work papers), the following Taxes (collectively, “Company Taxes”) have (or by the Closing Date will have) been duly paid: (i) all Taxes shown to be due on any Tax Return required to be filed on or before the Closing Date (after giving effect to valid extensions) and (ii) all Taxes due and payable on or before the Closing Date by the Company or any of its Subsidiaries or chargeable as a Lien (except for Permitted Liens) upon the assets thereof (whether or not shown on any Tax Return). As of the date hereof, all adjustments of federal Tax liability resulting from the resolution of any audit or proposed deficiency have been reported to appropriate state and local Taxing authorities and all resulting Taxes payable to state and local Taxing authorities have been paid. All material Employment and Withholding Taxes required to be withheld and paid on or before the Closing Date have (or by the Closing Date will have) been duly paid to the proper Governmental Entity or properly set aside in accounts for such purpose.

(b)                   Extensions, etc. As of the date hereof no written agreement, waiver or other document extending, or having the effect of extending, the period of assessment or collection of any Company Taxes or Employment and Withholding Taxes, and no power of attorney with respect to any such Taxes, has been executed or filed with the IRS or any other taxing authority.

(c)                   Audits; etc. Schedule 4.7(c) sets forth an accurate list of all Tax audits that have occurred within the three-year period preceding the date hereof, together with their status as either “open” or “closed”. No deficiency for any Taxes has been proposed, asserted or assessed against the Company (or any Subsidiary) that has not been resolved or paid in full.

(d)                   Tax Sharing Agreements. Neither the Company nor any of its Subsidiaries is a party to or bound by or has any obligation under any Tax sharing agreement or arrangement with a third party concerning the liability of the Company or any of its subsidiaries for Taxes arising out of the filing of a consolidated, combined or unitary Tax Return with such third party.

(e)                   Other Jurisdictions. No jurisdiction (whether within or without the United States) in which the Company or any of its Subsidiaries has not filed a Tax Return has asserted that the Company or such Subsidiary is required to file such Tax Return in such jurisdiction. Schedule 4.7(e) lists all states and all non-U.S. taxing jurisdictions in which the Company or any of its Subsidiaries files any Tax Returns and indicates in the case of income or franchise Tax filings whether such filings are made on a consolidated, combined or unitary basis and the state allocation factors for the most recent taxable year for which filings have been made.

(f)                    Withholding. The Company and its Subsidiaries have complied in all material respects (and until the Closing Date will comply in all material respects) with all applicable laws, rules, and regulations relating to the payment and withholding of Taxes (including withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, 6041 and 6049 and similar provisions under any other laws).

(g)                   Tax Rulings, etc. Within the three-year period preceding the date hereof, neither the Company nor any of its Subsidiaries has received any written ruling of a taxing authority relating to Taxes, or any other written and legally binding agreement with a taxing authority relating to Taxes.

(h)                   Copies of Tax Returns. The Company has made available (or, in the case of Tax Returns to be filed on or before the Closing Date, will make available) to the Buyer complete and accurate copies of all Tax Returns and associated work papers filed by or on behalf of the Company and its Subsidiaries for all taxable years ending on or prior to the Closing Date.

(i)                    Distributing Corporation, etc. Neither the Company nor any of its Subsidiaries is or has been a “distributing corporation” or a “controlled corporation” within the meaning of Code section 355.

(j)                    Tax-Exempt Bond Financed Property. No property of the Company (or any of its Subsidiaries) is “tax-exempt bond financed property” within the meaning of Code §168(g)(5).

(k)                   Accounting Method, etc. Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Code section 481(a) by reason of a voluntary change in accounting method initiated by the Company (or any of its Subsidiaries), and the IRS has not proposed an adjustment or change in accounting method. All portions of deferred revenues (for financial accounting purposes) have, as of the date hereof, been included in gross income for U.S. federal income tax purposes.

(1)                   Intercompany Transactions. Consummation of the transactions contemplated by this Agreement will not cause the Company or any of its Subsidiaries to recognize income or gain pursuant to Code section 481 or any provisions of the consolidated return regulations issued pursuant to Code section 1502 (including the regulations governing intercompany transactions and excess loss accounts).

(m)                  Partnership. Neither the Company nor any of its Subsidiaries is a partner in a partnership (or an equity holder in any entity treated as a partnership for federal, state, or foreign income tax purposes).

(n)                   International Boycott. Neither the Company nor any of its Subsidiaries has participated in or cooperated with any international boycott within the meaning of Code section 999.

(o)                   Acquisition Indebtedness. Neither the Company nor any of its Subsidiaries has issued or assumed any acquisition indebtedness within the meaning of Code section 279 or is a borrower under any loan to which the limitations of Code section 163(j) apply.

(p)                   USRPHC. The Company is not a United States real property holding corporation within the meaning of Code section 897(c)(2).

(q)                   Listed Transactions. Neither the Company nor any of its Subsidiaries has engaged in any listed transactions within the meaning of Treasury Regulation section 1.6011-4(b)(2).

(r)                    Transfer Pricing. The Company and its Subsidiaries have properly maintained the documentation necessary to avoid penalties as to transfer pricing pursuant to Code section 6662(e).

(s)                   Gain Recognition Agreement. Neither the Company nor any of its Subsidiaries is a party to a gain recognition agreement pursuant to Code section 367.

(t)                    Escheat and Unclaimed Property. Neither the Company nor any of its Subsidiaries is (or will be as of the Closing Date) subject to levies or assessments for unclaimed property under applicable escheat or unclaimed property laws.

4.8 Litigation. Except as set forth in Schedule 4.8, as of the date hereof:

(a)                   there is no action, claim, suit or proceeding pending or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries or any of their respective assets and properties, before any Governmental Entity, that (i) would reasonably be expected to have a material adverse effect on the consummation of the transactions contemplated by this Agreement, or (ii) if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to result in (x) any injunction or other equitable relief against the Company or any of its Subsidiaries that would interfere in any material respect with its business or operations or (y) Losses by the Company or any of its Subsidiaries in excess of $100,000, individually or in the aggregate with other similar actions, claims, suits or proceedings; and

(b)                   there are no Orders outstanding against the Company or any of its Subsidiaries.

4.9 Compliance with Laws. Except as set forth in Schedule 4.9, since January 1, 2005 the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of their internal policies and procedures or of any applicable law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Entity, except for possible violations which individually or in the aggregate would not reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole, and since January 1, 2005, no notice, charge, claim, action or assertion has been received by the Company or any of its Subsidiaries or has been filed, commenced or to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any material violation of the foregoing. This Section 4.9 does not relate to tax matters, which are instead the subject of Section 4.7, employee benefits matters, which are instead the subject of Section 4.10, environmental matters, which are instead the subject of Section 4.18 or export compliance matters, which are instead the subject of Section 4.23.

4.10   Employee Benefits.

(a)                   Schedule 4.10(a) contains a complete and accurate list of all “employee benefit plans,” within the meaning of section 3(3) of ERISA, currently maintained by the Company or any of its Subsidiaries with respect to current and former employees or to which the Company or any of its Subsidiaries is currently obligated to contribute or with respect to which the Company or any of its Subsidiaries has any current or contingent liabilities and all employment consulting, bonus, incentive or deferred compensation, change in control, retention, dependent care, workers compensation, vacation, pension, retirement, profit-sharing, savings, stock option or other equity-based, severance, medical, life, disability, accident and other fringe benefit plans and arrangements with respect to one or more current and former employees currently maintained or contributed to by the Company or any of its Subsidiaries (collectively, the “Plans”) that are material.

(b)                   Each Plan has been operated and administered in accordance with its terms and with applicable law and regulations, including, but not limited to, ERISA and the Code and the regulations thereunder, where applicable, except for any failure to so operate and administer any Plan that would not, individually or in the aggregate, reasonably be expected to result in a material liability. Each Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for a determination letter is currently pending with the IRS, and to the knowledge of the Company there are no currently existing circumstances likely to result in the revocation of, or the denial of or failure to issue any such favorable determination letter. Except as set forth in Schedule 4.10(b) which shall contain a description of the claim and potential liability, there is no pending or, to the knowledge of the Company, threatened legal action, suit or claim relating to the Plans (other than routine claims for benefits) that would, individually or in the aggregate, reasonably be expected to result in a material liability. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject the Company or any of its Subsidiaries to a Tax or penalty imposed by either section 4975 of the Code or section 502(i) of ERISA that would, individually or in the aggregate, reasonably be expected to result in a material liability. Except as set forth on Schedule 4.10(b), each Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) that the Company is a party to has been operated and administered since January 1, 2005 in good faith compliance with Section 409A of the Code.

(c)                   No Plan that is subject to section 302 of ERISA or section 412 of the Code has incurred an “accumulated funding deficiency,” within the meaning of Section 302 of ERISA or section 412 of the Code, and no “reportable event,” within the meaning of Section 4043 of ERISA, has occurred with respect to any Plan that is subject to Title IV of ERISA that would reasonably be expected to result in the termination of such Plan. No Plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(d)                   Except as set forth on Schedule 4.10(d), all contributions required under ERISA or the Code to have been made by the Company and its Subsidiaries to each Plan have been timely made. Neither the Company nor any of its Subsidiaries is in default in performing any of its contractual obligations under any of the Plans or any related trust agreement or insurance contract, except for any default that would not, individually or in the aggregate, reasonably be expected to result in a material liability. There are no material outstanding liabilities of, or related to, any Plan, other than liabilities for benefits to be paid in the ordinary course to participants in such benefit plan and their beneficiaries in accordance with the terms of such Plan.

(e)                   With respect to each Plan, the Company has provided or made available to the Buyer true and complete copies of the following documents, to the extent applicable: (i) the most recent Plan document, any related agreements and all amendments thereto; (ii) the most recent Form 5500 filed with respect to the Plan; (iii) the most recent summary plan description; (iv) the most recent determination letter issued by the IRS; (v) the most recent financial statements prepared with respect to the Plan; and (vi) the most recent actuarial report of the qualified actuary of any Plan with respect to which actuarial valuations are conducted.

(f)                    Except as set forth on Schedule 4.10(f), no Plan provides former employees of the Company or any of its Subsidiaries with post-employment benefits by reason of employment with the Company or any of its Subsidiaries, other than (i) as mandated by Section 4980B of the Code, (ii) pension benefits payable under any Plan or (iii) where the cost thereof is borne entirely by the former employee (or his or her eligible dependents). Except as set forth on Schedule 4.10(f), each Plan providing death or post employment welfare benefits may be amended, modified or terminated after the Closing Date without cost or liability other than for claims for expenses actually incurred prior to the date of such amendment, modification or termination. All Plans subject to Section 4980B of the Code providing postretirement welfare benefits provide such benefits in accordance with the requirements of Section 4980B of the Code, except to the extent any noncompliance would not, individually or in the aggregate, reasonably be expected to result in a material liability.

(g)                   Except as set forth on Schedule 4.10(g) or otherwise provided by this Agreement, the consummation of the transactions contemplated by this Agreement will not result in the acceleration of the vesting or timing of payment of any compensation or benefits payable under any Plan to or in respect of any employee of the Company or its Subsidiaries. None of the transactions contemplated by this Agreement will or could result in any payment under any Plan or otherwise that would constitute an “excess parachute payment” for purposes of Section 280G or 4999 of the Code.

(h)                   The fair market value of the assets of each qualified defined benefit Plan, as determined as of the last day of the plan year of such Plan which coincides with or first precedes the date of this Agreement, was not less than the present value of the projected benefit obligations under such Plan at such date as established by more than $45 million on the basis of the actuarial assumptions applicable under such defined benefit Plan at said date.

(i)                    No event has occurred, and there exists no condition or set of circumstances in connection with any Plan, under which the Company or any of its Subsidiaries, directly or indirectly (through any indemnification agreement or otherwise), would reasonably be expected to be subject to any risk of material liability under ERISA, the Code, or any other applicable law other than liabilities for benefits or ancillary administrative services incurred in the ordinary course.

(j)                    Except as set forth on Schedule 4.10(j), neither the Company nor any of its Subsidiaries has an obligation to fund any grantor trust or funding arrangement in connection with any nonqualified benefit plan or arrangement.

(k)                   All actions required to freeze participation and future benefit accruals for employees (other than employees who are covered by the collective bargaining agreement, dated as of October 12, 2002, between Remington and the International Union, United Mine Workers of America) under any “employee benefit pension plan” within the meaning of Section 3(2) of ERISA (other than “204(h) notices”) that is a defined benefit plan, effective January 1, 2008, have been taken and completed.

(1)                   The Company represents and warrants to the statement set forth on Schedule 4.10(1).

(m)                  Except as set forth on Schedule 4.10(m) (with any amounts relating to employees other than officers and directors being disclosed in the aggregate), all amounts relating to management bonuses or other non-equity incentive programs with respect to fiscal year 2006 have been fully paid by Remington or the Company, as applicable, and all such payments have been disclosed to the Buyer. Except as set forth on Schedule 4.10(m), all amounts accrued for management bonuses and other non-equity incentive programs relating to any prior years have been paid.

4.11   Permits. The Company and each of its Subsidiaries have all permits, licenses, waivers and authorizations that are necessary for them to conduct their operations in the manner in which they are presently conducted (collectively, “Permits”), other than any Permits the failure of which to have would not, individually or in the aggregate, reasonably be expected to materially interfere with the conduct of their operations in the manner in which they are presently conducted. Schedule 4.11 sets forth, as of the date hereof, a description of each material Permit or category of material Permits relating to the Company’s or its Subsidiaries’ ability to sell, transport, import or export any of their products, raw materials or components. No event has occurred or other fact exists with respect to any of the material Permits that allows, or after notice or lapse of time or both would allow, revocation or termination of any of the Permits or would result in any other impairment of the rights of the holder of any of the Permits that, individually or in the aggregate, would reasonably be expected to materially interfere with the conduct of such holder’s operations in the manner in which they are presently conducted. There is not pending or, to the knowledge of the Company, threatened, any application, petition, objection or other pleading with any Governmental Entity that challenges or questions the validity of or any rights of the holder under any material Permit, except for such applications, petitions, objections or other pleadings that would not, individually or in the aggregate, reasonably be expected to materially interfere with the conduct of such holder’s operations in the manner in which they are presently conducted. This Section 4.11 does not relate to environmental matters, which are instead the subject of Section 4.18.

4.12   Owned Real Property.

(a)                   Schedule 4.12(a) contains a complete and correct list of all real property currently owned by the Company or any of its Subsidiaries (the “Owned Real Property”).

(b)                   Except as disclosed in Schedule 4.12(b), the Company or one of its Subsidiaries, as the case may be, has good and marketable fee simple title to the Owned Real Property free and clear of any Liens (other than Permitted Liens). The Company or one of its Subsidiaries is in possession of each parcel of real property owned by it, together with all buildings, structures, facilities, fixtures and other improvements thereon. The Company and its Subsidiaries have adequate rights of ingress and egress with respect to the real property listed in Schedule 4.12(a) and all buildings, structures, facilities, fixtures and other improvements thereon.

(c)                   Except as set forth in Schedule 4.12(c), there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

(d)                   Except as set forth in Schedule 4.12(d), the Owned Real Property and the Leased Real Property (collectively, the “Real Property”), together with easements appurtenant thereto, include all of the real property used or held for use in connection with or otherwise required to carry on the business of the Company and its Subsidiaries. The improvements on the Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted and are adequate and suitable for the purposes for which they are presently being used. To the knowledge of the Company, there are no condemnation or appropriation proceedings pending or threatened against any Real Property or the improvements thereon.

4.13   Leases.

(a)                   Schedule 4.13(a) contains a complete and correct list of all real property leases relating to the Leased Real Property to which the Company or any of its Subsidiaries is a party or is bound (the “Leases”). The Company has made available to the Buyer correct and complete copies of the Leases. Except as disclosed in Schedule 4.13(a), (i) each of the Leases is in full force and effect and, to the knowledge of the Company, is enforceable against the landlord which is party thereto in accordance with its terms, (ii) there is no, and neither the Company nor any of its Subsidiaries has received notice of any, material default by the Company or its Subsidiaries (or any condition or event which, after notice or lapse of time or both, would constitute a material default) under any Lease, and (iii) to the knowledge of the Company no other party is in, or has received notice of any material default under any Lease, except in the case of clause (i), as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors generally and by the availability of equitable remedies.

(b)                   Neither the Company nor any of its Subsidiaries has received written notice of a proceeding in eminent domain or other similar proceeding affecting the Leased Real Property.

4.14 Personal Property. Except as set forth in Schedule 4.14 and except for intangible assets which are the subject of Section 4.15, the Company or one of its Subsidiaries is in possession of and has good title to, or a valid leasehold interest in, all personal properties and assets other than Real Property that are material to the conduct of the business and operations of the Company and its Subsidiaries taken as a whole. All such personal property is free and clear of all Liens, other than Permitted Liens, and Liens disclosed in Schedule 4.14, and is, in all material respects, in good working order and condition, ordinary wear and tear expected. Except as set forth in Schedule 4.14, the Company or one of its Subsidiaries has good title to all artwork, historic firearms memorabilia, antiques and other items of historic or artistic significance in the possession of the Company or any of its Subsidiaries, or that is in the possession of any other Person who borrowed such item from the Company or any of its Subsidiaries (in which case the Company or its Subsidiaries has the right to immediate possession of each such item) and each such item is owned free and clear of all Liens, other than Permitted Liens.

4.15 Intellectual Property.

(a)                   Schedule 4.15(a) sets forth a complete and correct list, as of the date hereof, of all Owned Intellectual Property subject to an application or registration. The term “Owned Intellectual Property” means all material intellectual property rights including, without limitation, trademarks, service marks, trade names, copyrights, software (other than commercially available software) trade secrets and patents, including registrations and applications to register or renew the registration of any of the foregoing, that are owned by the Company or any of its Subsidiaries and used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted. Either the Company or one of its Subsidiaries owns and has good title to the Owned Intellectual Property. To the knowledge of the Company and except as set forth in Schedule 4.15(a), (i) the use of the Owned Intellectual Property by the Company or any of its Subsidiaries as currently used does not infringe or misappropriate any intellectual property rights of any third party and (ii) there is no claim of any Person alleging the

Company or any of its Subsidiaries of the foregoing, except in each case for infringements or claims that, individually or in the aggregate, would not reasonably be expected to materially interfere with the conduct of their operations in the manner in which they are currently conducted.

(b)                   Schedule 4.15(b) sets forth a complete and correct list, as of the date hereof, of all Licenses. The term “Licenses” means all material written licenses to which the Company or any of its Subsidiaries is a party, pursuant to which (i) the Company or such Subsidiary grants any Person any royalty-bearing or exclusive right to use any of the Intellectual Property, or (ii) any Person or entity grants the Company or such Subsidiary the right to use any trademarks, service marks, trade names, copyrights, software (other than commercially available software) or patents not owned by the Company or any of its Subsidiaries that are used in or necessary for the conduct of the business of the Company or any of its Subsidiaries as currently conducted. The Company has furnished or made available to the Buyer complete and correct copies of the Licenses listed in Schedule 4.15(b). Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in default under any License, and each License is legal, valid, binding and enforceable and in full force and effect as to the Company or its Subsidiary party thereto, and to the knowledge of the Company, as to each other party thereto, except for such defaults and failures to be so in full force and effect as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole.

(c)                   Except as set forth on Schedules 4.15(a) and 4.15(b):

(i)            with respect to each item of Owned Intellectual Property and each License involving the “Remington” mark, the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge, nor, to the knowledge of the Company, is any of the foregoing threatened;

(ii)           with respect to each item of Owned Intellectual Property and each License involving the “Remington” mark, no claim or investigation is pending or, to the knowledge of the Company, threatened which challenges the legality, validity, enforceability, use or ownership of the item; and

(iii)          all registrations with and applications to governmental or regulatory authorities in respect of the Owned Intellectual Property and RLC Intellectual Property are valid and in full force and effect.

4.16 Contracts. Schedule 4.16 contains a complete and correct list, as of the date hereof, of all Contracts (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to the Buyer prior to the execution of this Agreement). The term “Contracts” means all of the following types of contracts and agreements to which the Company or any of its Subsidiaries is a party, excluding any Leases, Licenses and Plans:

(i)            all written contracts and agreements with current officers, other employees, consultants, advisors, sales representatives of the Company or a Subsidiary thereof, other than (x) contracts and agreements that by their terms may be terminated or canceled by the Company or a Subsidiary thereof with notice of not more than the greater of 120 days and the period of notice required under applicable law, in each case, without penalty, (y) contracts and agreements relating to severance payments not in excess of $200,000 individually or $500,000 in the aggregate and (z) contracts and agreements that provide for payments based solely on products sold and require no minimum payments;

(ii)           all collective bargaining agreements with any labor union or other employee representative currently representing employees of the Company or any of its Subsidiaries;

(iii)          all mortgages, indentures, security agreements, notes, loan agreements or guarantees of the obligations of a third party (other than the Company or any of its Subsidiaries);

(iv)          all joint venture, limited partnership, limited liability company, partnership or shareholder agreements;

(v)           contracts, agreements and other instruments and arrangements (excluding individual purchase orders) for the purchase by the Company and its Subsidiaries of materials, supplies, products or services, and contracts, agreements and other instruments or arrangements (excluding individual purchase orders) for the sale or provision by the Company and its Subsidiaries of materials, supplies, products or services, in each case, not terminable on notice of 90 days or less without penalty, and under which the amount that would reasonably be expected to be paid or received by the Company or its Subsidiaries exceeds $250,000 per annum or $1,000,000 in the aggregate;

(vi)          any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise);

(vii)         any agreement that (x) limits the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or that would so limit the freedom of the Company or any of its Subsidiaries after the Closing or (y) contains exclusivity obligations or restrictions binding on the Company or any of its Subsidiaries;

(viii)        any agreement relating to any interest rate, derivatives or hedging transaction;

(ix)           stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries is bound relating to the voting, purchase, redemption or other acquisition of any shares of the capital stock of the Company or any of its Subsidiaries, Industrias Tecnos or RLC;

(x)            all contracts that (x) limit or contain restrictions on the ability of the Company or any of its Subsidiaries to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur indebtedness, to incur or suffer to exist any Lien, to purchase or sell any assets and properties, to change the lines of business in which it participates or engages or to engage in any merger, consolidation or other business combination or (y) require the Company or any of its Subsidiaries to maintain specified financial ratios or levels of net worth or other indicia of financial condition; and

(xi)           any other contract or agreement involving aggregate payments in excess of $1,000,000, to be made by or to the Company or any of its Subsidiaries after the date hereof.

Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in violation, breach or default under any Contract, and each Contract is in full force and effect and constitutes a legal, valid and binding agreement enforceable in accordance with its terms as to the Company or Subsidiary thereof party thereto, and to the knowledge of the Company, as to each other party thereto, except for such violations, breaches, defaults and failures to be so in full force and effect or enforceable as would not reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole.

4.17 Insurance. Schedule 4.17 sets forth a complete and correct list and description of all of the policies of insurance carried by the Company or any of its Subsidiaries on the date of this Agreement for the benefit of or in connection with the business of the Company and its Subsidiaries and the applicable termination or renewal dates of such policies. Each such policy is in full force and effect and no notice of termination or cancellation of any such policy has been received by the Company or any of its Subsidiaries. There is no breach by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party of any term or condition of any policy. All policy premiums due and payable prior to the Closing have been or will be (on or prior to the Closing Date) paid up to and through the Closing. The insurance limits of such polices listed in Schedule 4.17 have not been exhausted or materially diminished. The insurance policies listed in Schedule 4.17, in light of the respective business, operations and assets and properties of the Company and its Subsidiaries, are in amounts and have coverages that are reasonable appropriate for the business of the Company and its Subsidiaries and are placed with insurers that are reputable and, to the knowledge of the Company, financially sound. Neither the Company, any of its Subsidiaries nor the Person to whom such policy has been issued has received notice that any insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

4.18 Environmental Matters. Except as disclosed in Schedule 4.18:

(a)           The Company and its Subsidiaries are in material compliance and have at all times since December 1, 1993 complied in all material respects with all applicable Environmental Laws;

(b)           (i) the Company and its Subsidiaries have obtained, and are in compliance in all material respects with, all permits, licenses, approvals and authorizations required for their facilities and operations under applicable Environmental Laws and (ii) no actions are pending, or to the knowledge of the Company, threatened to revoke, terminate, modify, amend, limit, challenge or appeal any such permits, licenses, approvals or authorizations;

(c)           Neither the Company nor any of its Subsidiaries has received from any Governmental Entity or any other Person any written or other notice of any material violation or alleged material violation of, material non-compliance with, or any material liability, potential material liability or any material investigatory, corrective or remedial obligation under any applicable Environmental Laws concerning any of their current or former facilities acquired on or after December 31, 1993 or operations or the Real Property other than any such violation, noncompliance, liability or obligation that has been fully resolved, including with respect to paying any fines, penalties, assessments or corrective action costs and completing, to the satisfaction of Governmental Entities, any investigation, remediation or corrective action;

(d)           No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Company, threatened, under any applicable Environmental Law pursuant to which the Company or any of its Subsidiaries is or will be named as a party with respect to any of their current or former facilities (excluding any former facilities not acquired, directly or indirectly, by the Company or its Subsidiaries on or after December 1, 1993) or operations or the Real Property;

(e)           Since December 1, 1993 neither the Company nor any of its Subsidiaries has entered into any agreement with any Governmental Entity pursuant to which the Company or any of its Subsidiaries has assumed responsibility for the investigation, remediation or corrective action of any condition resulting from the release, handling, treatment, storage, disposal, transportation or arrangement for or permitting the disposal of Hazardous Substances other than such agreements that do not have any continuing or unsatisfied investigatory, corrective or remedial obligations or liabilities under any Environmental Law;

(f)            Neither the Company, any of its Subsidiaries nor any of their respective predecessors (excluding any predecessors not acquired, directly or indirectly, by the Company on or after December 1, 1993) or Affiliates has (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance that has given or would reasonably be expected to give rise to any material liabilities or any material investigative, corrective or remedial obligations under any Environmental Law or (ii) expressly or by operation of law, assumed or undertaken any material liability, including without limitation any material obligation for corrective or remedial action, of any other Person under any Environmental Laws, other than any such liabilities or obligations in clauses (i) and (ii) above that have been fully resolved, including with respect to paying any fines, penalties, assessments or corrective action costs and completing, to the satisfaction of Governmental Entities, any investigation, remediation or corrective action;

(g)           To the knowledge of the Company, none of the following exists at the Real Property: (i) underground storage tanks containing or previously containing any Hazardous Substance; (ii) asbestos-containing material in any form or condition in violation of Environmental Law; (iii) materials or equipment containing polychlorinated biphenyls requiring investigation, remediation or corrective action by the Company or any Subsidiary; or (iv) landfills, surface impoundments, or other disposal areas requiring investigation, remediation or corrective action by the Company or any Subsidiary;

(h)           No Hazardous Substances are present at or have been released on, under, at or from the Real Property or have been arranged for disposal at any other location since December 31, 1993, that have given or would reasonably be expected to give rise to a material liability or a material investigatory, corrective or remedial obligation of the Company or any of its Subsidiaries under any applicable Environmental Law; and

(i)            All material environmental site assessments, compliance audits and similar environmental reports relating to environmental costs, liabilities or conditions with respect to the Real Property or the current or former operations of the Company or any of its Subsidiaries created in connection with the acquisition of the Remington business on December 1, 1993 or thereafter have been provided to the Buyer.

Matters arising under Environmental Laws shall be governed exclusively by the representations and warranties contained in this Section 4.18.

4.19 Employees; Labor Matters.

(a)                   Schedule 4.19(a) contains a true and complete list of the name of each officer of the Company and its Subsidiaries as of January 31, 2007, including such person’s work location, position or function, date of hire, annual base salary and any incentive or bonus arrangement. To the knowledge of the Company, as of the date of this Agreement, no such person intends to terminate employment or decline continuing employment because of the consummation of the transactions contemplated by this Agreement.

(b)                   Except as set forth in Schedule 4.19(b):

(i)            there are no labor strikes, slowdowns, work stoppages, lockouts or material labor disputes currently pending or, to the knowledge of the Company, threatened, and, since January 1, 2003, neither the Company nor any of its Subsidiaries has experienced any labor strike or material concerted labor dispute, and there are no pending or, to the knowledge of the Company threatened, labor disputes, or to the knowledge of the Company any organizing activities or applications for certification of a collective bargaining unit;

(ii)           neither the Company nor any of its Subsidiaries has engaged in, or is now engaging in, any unfair labor practice, unlawful discrimination, wage and hour violation or unlawful occupational safety or health practice in the conduct of the business which, if the Company or any of its Subsidiaries would be penalized as a result of and/or have to cure to become in compliance with applicable law, would, individually or in the aggregate, reasonably be expected to materially impair the continued operation of the business after the Closing Date on substantially the same basis as presently operated;

(iii)          the Company and its Subsidiaries have complied, and are now in compliance, in all material respects with all applicable labor and employment laws in connection with the employment of their respective employees, including with respect to unlawful discrimination, payment of wages and other amounts, occupational safety and health, plant closings, layoffs and collective bargaining obligations, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to result in a material liability;

(iv)          except where a claim, proceeding or dispute, individually or in the aggregate, would not reasonably be expected to result in a material liability, there have not been in the last three (3) years and there are not presently pending, existing, or to the knowledge of the Company threatened, (x) any proceeding against or affecting the Company or any of its Subsidiaries relating to the alleged violation of any law pertaining to labor relations or employment matters, including any charge or complaint filed by or on behalf of any current or former employee of the Company or any of its Subsidiaries or any union or other employee representative with the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor, or any comparable Governmental Entity, or other labor or employment dispute against or affecting the Company or any of its Subsidiaries, (y) labor grievance, arbitration or employment related proceeding, claim, action or litigation or (z) to the knowledge of the Company, any organizing activity or employment-related investigation;

(v)           to the knowledge of the Company, neither the Company nor any of its Subsidiaries has any material liability to any Person (other than the Company or any Subsidiary) arising from the Company’s or any of its Subsidiaries’ status as a successor employer, joint employer, alter ego or other legal doctrine that would cause the Company or any of its Subsidiaries to have any co-liability with or liability derived from another entity, in each case under labor law or laws governing employment;

(vi)          As of February 28, 2007 there are no material claims against the Company or any of its Subsidiaries with respect to workers’ compensation; and

(vii)         neither the Company nor any of its Subsidiaries is a party to or bound by any Contract or other agreement with any labor union or similar organization representing their respective employees.

(c)                   As of the date of this Agreement, Remington has not engaged in any discussions or negotiations with any labor organization representing employees covered by the agreements set forth on Schedule 4.19(b)(vii) regarding a successor agreement (the “CBA Negotiations”).

4.20 Affiliate Transactions. Except (i) as set forth in Schedule 4.20 and (ii) other than the granting or payment of employee base salaries, bonuses or benefits, or director fees, expense reimbursements, services provided by employees and directors, and customary agreements entered into with employees, in each case, in the ordinary course of business, (a) there are no liabilities between the Company or any of its Subsidiaries, on the one hand, and any Seller Entity, on the other, (b) neither the Company nor any of its Subsidiaries is a party to any agreement with any of its respective directors or officers or any Seller Entity, (c) no Seller Entity provides or causes to be provided any assets, services or facilities to the Company or any of its Subsidiaries, (d) neither the Company nor any of its Subsidiaries provides or causes to be provided any assets, services or facilities to any Seller Entity and (e) neither the Company nor any of its Subsidiaries beneficially owns, directly or indirectly, any Investment Assets issued by any Seller Entity. Except as disclosed in Schedule 4.20, each of the liabilities and transactions listed in Schedule 4.20 was incurred or engaged in, as the case may be, on an arm’s-length basis. Except as disclosed in Schedule 4.20, since September 30, 2006 all settlements of intercompany liabilities between the Company or any of its Subsidiaries, on the one hand, and any Seller Entity, on the other, have been made, and all allocations of intercompany expenses have been applied, in the ordinary course of business consistent with past practice.

4.21 Product Warranties. Schedule 4.21 sets forth, as of the date hereof, all actions, claims, demands, lawsuits, proceedings, arbitrations or grievances before or by any Governmental Entity or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries and relating to any product alleged to have been manufactured, distributed or sold by the Company or any of its Subsidiaries and alleged to be defective or improperly designed or manufactured and any such matter that has been settled or finally resolved since January 1, 2003.

4.22 Government Contract Matters.

(a)                   Government Contracts and Bids. Schedule 4.22(a)(i) lists, as of the date hereof, all Government Contracts, and Schedule 4.22(a)(ii) lists all Government Bids. “Government Contract” means any contract (excluding one time purchase orders issued by a non-federal Governmental Entity) that (i) is between the Company or any of its Subsidiaries and a U.S. or other Governmental Entity or (ii) is entered into by the Company or any of its Subsidiaries as a subcontractor (at any tier) in connection with a contract between another entity and a U.S. or other Governmental Entity. “Government Bid” means any offer to sell made by the Company or any of its Subsidiaries prior to the Closing Date which, if accepted, would result in a Government Contract involving payments of more than $2,000,000 in the aggregate.

(b)                   Compliance. Except as set forth in Schedule 4.22(b), with respect to each Government Contract or Government Bid to which the Company or any of its Subsidiaries is a party, since January 1, 2002:

(i)            The Company and its Subsidiaries have complied with all material terms and conditions of such Government Contract or Government Bid, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein;

(ii)           All representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Government Bid were, to the knowledge of the Company, complete and correct as of their effective date, and the Company and its Subsidiaries have complied with all such representations and certifications, except where the failure to be complete and correct or so comply would not reasonably be expected to materially interfere with the conduct of their operations in the manner in which they are presently conducted;

(iii)          Neither the United States Government nor any prime contractor, subcontractor or other Person has notified the Company or any of its Subsidiaries, either in writing or, to the knowledge of the Company, verbally, that the Company or any of its Subsidiaries has breached or violated any law, regulation, certification, representation, clause, provision or requirement pertaining to such Government Contract or Government Bid, except for breaches or violations that would not, individually or in the aggregate, reasonably be expected to materially interfere with the conduct of their operations in the manner in which they are presently conducted;

(iv)          No termination for convenience, cure notice or show cause notice is currently in effect pertaining to such Government Contract, and such Government Contract was not terminated for default;

(v)           No material cost incurred by the Company or any of its Subsidiaries pertaining to such Government Contract or Government Bid has been formally questioned or challenged, is, to the knowledge of the Company, the subject of any investigation or has been disallowed by the United States Government, and no material amount due to the Company or any of its Subsidiaries pertaining to such Government Contract or Government Bid has been withheld or set-off nor has any claim been made to withhold or set-off money; and

(vi)          Neither the Company nor any of its Subsidiaries has received any written adverse or negative assessment of its performance under any Government Contract.

(c)                   Investigations and Audits. Except as set forth on Schedule 4.22(c), with respect to the Company and its Subsidiaries: (i) neither the Company, its Subsidiaries nor any of the Company’s “Principals” as such term is defined in FAR 52.209-5 is, or during the last three years has been, under administrative, civil or criminal investigation or audit (other than routine inquiries, audits and reconciliations) by the United States Government or under any internal audit by the Company or any of its Subsidiaries with respect to any alleged material irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid; (ii) during the last three years, neither the Company nor any of its Subsidiaries has conducted or initiated any material internal investigation or made a voluntary disclosure to the United States Government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid and neither the Company nor any of its Subsidiaries is currently subject to any administrative agreement relating to a Government Contract or Government Bid, and (iii) during the last three years, neither the Company, any of its Subsidiaries nor any of the Company’s principals has been suspended or debarred from doing business with the United States Government, has been proposed for suspension or debarment, or has been the subject of a finding of non-responsibility on a Government Bid. To the knowledge of the Company, no facts or circumstances exist that would constitute a cause for debarment or suspension as set forth in Federal Acquisition Regulation 9.406-2 or 9.407-2.

(d)                   Absence of Claims. To the knowledge of the Company, except as set forth on Schedule 4.22(d), with respect to the Company and its Subsidiaries, there exist: (i) no outstanding material claims against the Company or any of its Subsidiaries either by the United States Government or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract or Government Bid; and (ii) no outstanding material disputes between the Company or any of its Subsidiaries and the United States Government under the Contract Disputes Act or between the Company or any of its Subsidiaries and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract or Government Bid.

(e)                   Assignments. Neither the Company nor any of its Subsidiaries has assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contracts listed on Schedule 4.22(a)(i), or any account receivable relating thereto.

4.23 Export Control Compliance.

(a)                   Compliance. The Company and its Subsidiaries are in material compliance with all laws, regulations, licenses and other authorizations applicable to the export of its products, technical data, technology, software, or services to any foreign destination or non-U.S. customer, including, to the extent applicable, the Arms Export Control Act, 22 U.S.C. § 2778, the International Traffic in Arms Regulations (“ITAR”), 22 C.F.R. §§ 120-130, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Export Administration Regulations (“EAR”), 15 C.F.R. §§ 730-774, the economic sanctions regulations administered by the Office of Foreign Assets Control (“OFAC”), 31 U.S.C. §§ 500-598 (“Sanctions Regulations”).

(b)                   Current Registration. The Company and its Subsidiaries have a current and accurate registration with the Directorate of Defense Trade Controls (“DDTC”) of the Department of State pursuant to 22 C.F.R. Part 122.

(c)                   ITAR Licenses. Since January 1, 2002, the Company and its Subsidiaries have obtained and are materially complying with all necessary export licenses and approvals for transfers to any foreign person of any defense article, technical data technology, software, or defense service, whether such approvals are styled as licenses, technical assistance agreements, or manufacturing license agreements, except for transactions where applications for such licenses or other governmental approvals are still pending. The Company and its Subsidiaries have timely filed any such pending applications, and such applications were complete and accurate when filed. In the case of any such transfer where the Company or any of its Subsidiaries may be relying upon any exception or exemption in the ITAR, the Company or such Subsidiary is complying with the conditions for such an exemption and is documenting such compliance.

(d)                   EAR and OFAC Licenses. Since January 1, 2002, for articles, technology, technical data, software, or services which are not subject to the ITAR, the Company and its Subsidiaries have obtained and are materially complying with all necessary export licenses or other approvals from the Bureau of Industry and Security (“BIS”), Department of Commerce, or the OFAC, Department of the Treasury, for the export to any foreign person or destination of any article, technology, software, other technical data, or service, except for transactions where applications for such licenses or other governmental approvals are still pending. The Company and its Subsidiaries have timely filed any such pending applications, and such applications were complete and accurate when filed. In the case of any such export where the Company or any of its Subsidiaries may be relying upon any exception or exemption in the EAR or Sanctions Regulations, the Company or such Subsidiary is complying with the conditions for such exemption or exception and is documenting such compliance.

(e)                   Except as disclosed in Schedule 4.23(e):

(i)            Since January 1, 2002, (x) neither the Company nor any of its Subsidiaries has been informed by any Governmental Entity that there is any ongoing governmental compliance investigation with respect to export compliance or (y) any such investigation has been resolved and fully disclosed to the Buyer;

(ii)           Since January 1, 2002, neither the Company nor any of its Subsidiaries has filed a voluntary self disclosure or equivalent notification with any of DDTC, BIS, OFAC, or the Department of Justice, or any other government agency concerning potential violations of applicable export control laws, rules, and licenses;

(iii)          Since January 1, 2002, none of the Company, its Subsidiaries, its officers, directors, employees, and, to the knowledge of the Company, foreign distributors, or foreign sales representatives has been a party to any administrative or judicial export control enforcement proceeding;

(iv)          none of the Company, its Subsidiaries, its officers, directors, employees, foreign sales representatives, foreign brokers, or foreign distributors is included on any of the lists of specially designated nationals published by OFAC, debarred or suspended parties published by DDTC, or parties subject to a temporary or final export denial order published by BIS; none of the Company’s or any of its Subsidiaries export licenses have been suspended or revoked;

(v)           none of the Company, its Subsidiaries, its officers, or directors are ineligible to contract with, or to receive a license or other approval to export or temporarily import defense articles or defense services from any agency of the United States Government; and

(vi)          Since January 1, 2002, none of the Company, its Subsidiaries, its officers, directors or employees have been indicted for or convicted of any of the offenses listed in 22 C.F.R. section 120.27.

(f)                    Export Compliance. The Company and its Subsidiaries have in place an office for export control compliance which may use outside counsel and consultants, where appropriate, for advance review of transactions with foreign entities or foreign deliveries of the Company’s and its Subsidiaries’ products, technical data, technology, software or services.

(g)                   Distribution Agreements. To the Company’s knowledge, its distributors are in compliance with the ITAR, EAR, the Sanctions Regulations and any applicable licenses.

(h)                   Agreements with Foreign Sales Representatives. To the Company’s knowledge, its sales representatives are in compliance with the ITAR, EAR, the Sanctions Regulations and with the terms of any applicable licenses.

4.24 Accounts Receivable; Accounts Payable. Except as set forth in Schedule 4.24, (a) the accounts and notes receivable of the Company and its Subsidiaries reflected on the balance sheet included in the Company Interim Financial Statements and the Remington Interim Financial Statements (collectively, the “Interim Financial Statements”), and all accounts and notes receivable arising subsequent to September 30, 2006, as of the date hereof, (i) are believed in good faith by the Company to be valid, genuine and fully collectible in the aggregate recorded amounts thereof, subject to normal and customary trade discounts, less any applicable reserves reflected in the balance sheets included in the Interim Financial Statements, (ii) other than as permitted by the Company in the ordinary course of business consistent with past practice, are not subject to any valid set off or counterclaim, and (iii) do not represent obligations for goods sold on consignment, on approval or on a sale or return basis or subject to any other repurchase or return arrangement and (b) to the knowledge of the Company, no Person owing amounts to the Company pursuant to such accounts or notes receivable is threatened with bankruptcy or insolvency.

4.25 Inventory. All inventory of the Company and its Subsidiaries reflected on the balance sheets included in the Interim Financial Statements is properly so reflected in all material respects and consisted, and all such inventory acquired since September 30, 2006 consists, of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, subject to normal and customary allowances in the industry for spoilage, damage and slow moving or excess items. Except as disclosed in the notes to the Interim Financial Statements, all items included in the inventory of the Company and its Subsidiaries are the property of the Company or its Subsidiaries, free and clear of any Lien other than Permitted Liens.

4.26 Books and Records. The minute books and other similar records of the Company and its Subsidiaries as made available to the Buyer prior to the execution of this Agreement contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, the Boards of Directors and committees of the Boards of Directors of the Company and its Subsidiaries for the periods covered by such minute books. The stock transfer ledgers and other similar records of the Company and its Subsidiaries as made available to the Buyer prior to the execution of this Agreement accurately reflect all record transfers prior to the execution of this Agreement in the capital stock of the Company and its Subsidiaries during the periods covered by such ledgers.

4.27 Customers and Suppliers. Schedule 4.27(a) lists the twenty (20) largest customers of the Company and its Subsidiaries, on the basis of revenues for goods sold or services provided for each of the three most recently-completed fiscal years. Schedule 4.27(b) lists the twenty (20) largest suppliers of the Company and its Subsidiaries, on the basis of cost of goods or services purchased for the most recently-completed fiscal year. Except as disclosed in Schedule 4.27(c), no such customer or supplier has ceased or materially reduced its purchases from, use of the services of, or sales or provision of services to the Company and its Subsidiaries since December 31, 2006, or to the knowledge of the Company, has threatened or intends to cease or materially reduce such purchases, use, sales or provision of services after the date hereof. Except as disclosed in Schedule 4.27(d), to the knowledge of the Company, no such customer or supplier is threatened with bankruptcy or insolvency.

4.28 Corrupt Practices. Neither the Company nor any of its Subsidiaries, nor, any director, officer, agent, employee (whether full time or contract) or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee (whether full time or contract) from corporate funds; or (c) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee (whether full time or contract).

4.29 Brokers and Finders. Neither the Company nor any of its Subsidiaries has employed any broker or finder in connection with the transactions contemplated herein so as to give rise to any claim against the Buyer for any brokerage or finder’s commission, fee or similar compensation.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to each Seller as follows:

5.1 Buyer’s Status. The Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

5.2 Authorization, etc. The Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as limited by laws affecting the enforcement of creditor’s rights generally or by general equitable principles.

5.3 Conflicts, Consents.

(a)                   Conflicts. The execution and delivery of this Agreement by the Buyer, and the consummation by the Buyer of the transactions contemplated hereby, will not conflict with or result in any violation of or default under (or any event that, with notice or lapse of time or both, would constitute a default under), or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, any provision of (i) the Organizational Documents of the Buyer, or (ii) any mortgage, indenture, loan agreement, note, bond, deed of trust, other agreement, commitment or obligation for the borrowing of money or the obtaining of credit, material lease or other material agreement, contract, license, franchise, permit or instrument to which the Buyer is a party or by which it may be bound, or any judgment, order, decree, law, statute, rule or regulation applicable to the Company or any of its Subsidiaries, other than, in the case of this clause (ii), any conflicts, violations or defaults that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated by this Agreement.

(b)                   Consents. Except as may be required under the HSR Act, no Consent of or with any Governmental Entity or third Person is required to be obtained by the

Buyer in connection with the execution and delivery by the Buyer of this Agreement or the consummation by the Buyer of the transactions contemplated hereby.

5.4 Litigation. There is no action, claim, suit or proceeding pending or, to the Buyer’s knowledge, threatened against the Buyer and there is no investigation pending or, to the Buyer’s knowledge, threatened against the Buyer, in each case, before any Governmental Entity, that could have a material adverse effect on the consummation of the transactions contemplated by this Agreement.

5.5 Purchase for Investment. The Buyer is acquiring the Shares for its own account for investment and not with a view toward any resale or distribution thereof except in compliance with the Securities Act. The Buyer acknowledges receipt of advice from the Company to the effect that the Shares have not been registered under the Securities Act or any state securities laws.

5.6 Financing. The Buyer has and will have at the Closing available cash or existing borrowing facilities that together are sufficient to enable it to consummate the transactions contemplated by this Agreement. Concurrently with the execution of this Agreement, Buyer has delivered to the Company correct and complete copies (other than redactions agreed to by the Company) of (a) the Investment Commitment Letter dated the date hereof to provide financing in an aggregate amount set forth therein, and (b) the executed debt commitment letter and related fee letter dated the date hereof from Credit Suisse Securities (USA) LLC (the “Debt Commitment Letter”, and together with the Investment Commitment Letter, the “Financing Commitments”) to provide debt financing in an aggregate amount set forth therein (the financing arrangements contemplated by the Financing Commitments collectively, the “Financing”). As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, the other parties thereto. As of the date hereof, (x) Buyer is not in breach of any of the terms or conditions set forth in the Financing Commitments and (y) to the knowledge of Buyer, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth therein. The aggregate proceeds of the Financing will be sufficient to make any payments required or contemplated by Article I, Section 6.5, Section 6.17, or Section 11.1 and to satisfy and perform the other obligations of Buyer hereunder, including the payment of all costs and fees to be borne by Buyer. Buyer has no reason to believe that any of the conditions to the Financing will not be satisfied on a timely basis. The Buyer has paid all commitment fees or other fees required by the Debt Commitment Letter to be paid by the Buyer on or prior to the date of this Agreement and agrees to pay any additional fees as they become due. The obligations to make the Financing available to Buyer pursuant to the terms of the Financing Commitments are not subject to any terms or conditions other than those set forth in the Financing Commitments and there are no express contractual contingencies under any agreement relating to the transactions contemplated by this Agreement to which Buyer is a party that would permit the counterparties to the Financing Commitments to reduce the total amount of the Financing or impose any additional condition precedent to the availability of the financing contemplated by the Financing Commitments. Buyer has no agreements with any Person concerning the contributions to be made to Buyer in connection with the transactions contemplated by this Agreement other than as set forth in the Financing Commitments.

5.7 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, the Company and its Subsidiaries shall (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer or the Company.

5.8 Investment Commitment Letter. Concurrently with the execution of this Agreement, the Buyer has delivered to the Sellers the investment commitment letter of the Investor (the “Investment Commitment Letter”) pursuant to which the Sellers will be named third party beneficiaries. The Investment Commitment Letter is valid, binding and in full force and effect, and no event has occurred that would reasonably be expected to result in a breach of, or a default under, the Investment Commitment Letter on the part of the Investor.

5.9 Brokers and Finders. The Buyer has not employed any broker or finder in connection with the transactions contemplated herein so as to give rise to any claim against any Seller, the Company or any of its Subsidiaries for any brokerage or finder’s commission, fee or similar compensation.

ARTICLE VI

COVENANTS

6.1 Conduct of the Company and its Subsidiaries.

(a)                   Except as set forth in Schedule 6.1(a), from the date hereof to the Closing, except (i) for entering into and performing this Agreement, (ii) for the effect of the consummation of the transactions contemplated hereby, or (iii) as otherwise consented to by the Buyer in writing, such consent not to be unreasonably withheld, the Sellers shall cause the Company and each of its Subsidiaries to conduct its business in the ordinary course in substantially the same manner in which it previously has been conducted and not take any action that would cause a breach of Section 4.6 if the action had been taken prior to the execution of this Agreement.

(b)                   Notwithstanding anything in this Agreement to the contrary, the Company and its Subsidiaries will consult with the Buyer in good faith regarding (i) any amendment, modification or termination (partial or complete) of, waiver under or consent with respect to, any Lease, any Contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed in Schedule 4.16 or any of the Contracts listed in Schedule 6.1(b)(i) and (ii); (ii) entering into any binding forecast or other firm commitment purchase orders under any of the Contracts listed in Schedule 6.1(b)(ii) and (iii) entering into any material agreements relating to the items listed on Schedule 6.1(b)(iii). In connection with such consultation, the Company and its Subsidiaries shall consider in good faith any comments or suggestions of Buyer and shall not proceed with such action without the approval of Buyer or one of its representatives, which approval shall not be unreasonably withheld or delayed; provided that if approval is not given, Buyer shall deliver to the Company a written explanation detailing its specific reasons for withholding such approval; and provided further that if the Buyer fails to deliver such written explanation within two business days after request by the Company, the Company shall be permitted to take such action.

(c)                   Notwithstanding anything in this Agreement to the contrary, subject to the satisfaction of the “shareholder approval requirements” of Section 280G(b)(5)(B) of the Code and the regulations thereunder, the Company may take all actions reasonably necessary to pay, and shall at the Closing cause to be paid, the Management Amount to the persons and in the amounts listed on Schedule 6.1(c), subject to all applicable Employment and Withholding Taxes.

6.2 Efforts to Consummate Transaction. The Buyer and each Seller shall use their commercially reasonable efforts to take or cause to be taken all actions required to consummate the transactions contemplated hereby. The Buyer and Sellers shall file or supply, or cause to be filed or supplied, all material applications, notifications and information required to be filed or supplied by them or the Company pursuant to applicable law in connection with the transactions contemplated hereby, including without limitation filings and reports pursuant to the HSR Act. The Buyer and each Seller shall use its commercially reasonable efforts to obtain all Consents from Governmental Entities and third Persons required to be obtained by such respective party for the consummation of the transactions contemplated hereby. The Buyer shall cooperate in good faith with the Company and its Subsidiaries and the Sellers in the obtaining by the Company and its Subsidiaries of all Consents from Governmental Entities and third Persons required to be obtained by the Company and its Subsidiaries for the consummation of the transactions contemplated hereby.

6.3 Access and Information.

(a)                   Prior to the Closing, and subject to the restrictions set forth in the Confidentiality Agreement, the Sellers shall permit the Buyer and its representatives after the date of execution of this Agreement to have reasonable access, during regular business hours, to the properties, books and records in its possession relating to the Company and its Subsidiaries as the Buyer may reasonably request, including with respect to transition planning, provided that neither the Buyer nor any of its representatives shall undertake or cause to be undertaken prior to the Closing any intrusive sampling or analysis or subsurface investigation, without the prior written consent of the Company and the Sellers. All information provided or obtained pursuant to the foregoing shall be held by the Buyer in accordance with and subject to the terms of the Confidentiality Agreement, dated July 31, 2006, between Cerberus Capital Management, L.P. and Remington (the “Confidentiality Agreement”). The Buyer hereby agrees that, prior to the Closing, the provisions of the Confidentiality Agreement will apply to any properties, books, records, data, documents and other information relating to the Company and the Sellers provided to the Buyer or its Affiliates or any of their respective advisers or employees pursuant to this Agreement.

(b)                   From the date of execution of this Agreement, the Buyer (and its senior employees, senior advisors, directors and officers) may contact and communicate with Paul L. Cahan, Stephen P. Jackson, Mark A. Little and Thomas L. Millner and may contact and communicate with Charles Rink, Joseph Gross, Kevin Lance and Jason Gyure with prior notice to Paul L. Cahan, Stephen P. Jackson or Thomas L. Millner. From the date of execution of this Agreement, the Buyer (and all of its agents and Affiliates and any employees, directors and officers thereof) shall not contact and communicate with the other employees of the Company and its Subsidiaries, and shall not contact the customers, suppliers, business consultants, licensors and licensees of, the Company and its Subsidiaries in connection with the transactions contemplated hereby without prior written notice to, and the consent of Stephen P. Jackson or Thomas L. Millner, which consent shall not be unreasonably withheld and may be conditioned upon an officer of the Company being present at any such meeting or conference requested by the Buyer.

6.4 Non-Solicitation.

(a)                   The Sellers agree that neither the Company nor any of its Subsidiaries nor any Seller nor any of their respective officers and directors shall, and the Sellers shall direct and use their commercially reasonable efforts to cause the Company’s employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”) or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Sellers will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

(b)                   For a period of one (1) year after the Closing Date, no Seller shall, directly or indirectly through a Seller Entity, solicit, hire or engage as an employee, independent contractor or agent either Thomas L. Millner or Stephen P. Jackson.

6.5 Repayment of Indebtedness.

(a)                   Senior Notes. At the Closing, the Buyer shall have available cash or existing borrowing facilities that together are sufficient to enable it to purchase all of Remington’s issued and outstanding 10½% Senior Notes, due 2011 (and all accrued and unpaid interest thereon) that may be tendered to Remington as provided for in the Indenture, dated as of January 24, 2003 (the “Indenture”), among Remington, RA Brands, LLC, RA Factors, Inc. and U.S. Bank National Association, as trustee, as a result of the purchase and sale of the Shares. Following the Closing, the Company shall cause Remington to take all actions required to be taken under Section 4.06 of the Indenture and otherwise comply with its obligations thereunder in connection with the purchase and sale of the Shares, including accepting and paying for all such 10½% Senior Notes validly tendered and not withdrawn as provided in the Indenture.

(b)                   Credit Agreement. At the Closing, the Buyer shall have provided for either (i) the repayment of all borrowings under the Amended and Restated Credit Agreement, dated as of March 15, 2006, with Wachovia Bank, National Association, as administrative and collateral agent, Bank of America, N.A., as syndication agent, and certain other lenders named therein (the “Credit Agreement”) immediately prior to or as of the Closing Date, the payment of all other amounts then due and payable thereunder and the termination of the Credit Agreement or (ii) a waiver by the requisite lenders under the Credit Agreement of all defaults and events of default that may occur as a result of the purchase and sale of the Shares or the other transactions contemplated hereby.

(c)                   CD Fund IV Notes. At the Closing, the Buyer shall provide the Company with funds sufficient to repay (i) the principal amount on the Closing Date and all accrued and unpaid interest on the Senior Note A up to and including the Closing Date (the “Senior Note A Amount”) and (ii) the principal amount on the Closing Date and all accrued and unpaid interest on the Senior Note B (but excluding any Applicable Premium (as defined in the Senior Note B), which shall be waived by CD Fund IV), up to and including the Closing Date (the “Senior Note B Amount” and, together with the Senior Note A Amount, the “Notes Payoff Amount”). Not less than five days prior to the Closing Date, an officer of the Company shall deliver to the Buyer a certificate stating the Notes Payoff Amount. At the Closing, the Company shall pay (the “Notes Payment”) to CD Fund IV by wire transfer of immediately available funds, to such account as shall be designated in writing by CD Fund IV to the Buyer at least five business days prior to the Closing Date, an amount equal to the Notes Payoff Amount.

6.6 Publicity. Except as required by applicable law, the Buyer shall not, directly or indirectly, make or cause to be made any public announcement or issue any notice in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the Sellers, and none of the Sellers shall, directly or indirectly, make or cause to be made any such public announcement or issue any notice without the prior written consent of the Buyer. The Sellers, the Company and the Buyer shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any Governmental Entity or with any national securities exchange with respect thereto; provided that the parties shall agree to the text of the press release issued in connection with the execution of this Agreement.

6.7 Financing Assistance. The Sellers shall use their commercially reasonable efforts to cause the Company, and the Company shall use its commercially reasonable efforts to cause Remington and its representatives to, provide cooperation reasonably necessary in connection with the Buyer’s arrangement of financing, including pursuant to the Financing Commitments to consummate the transactions contemplated in this Agreement (the “Acquisition Financing”), including (a) to cause the appropriate officers of the Company and Remington to participate in reasonable meetings, drafting sessions, due diligence sessions, management presentation sessions, road shows and sessions with rating agencies, in each case which are customary for financings similar to the Acquisition Financing, (b) to cause the appropriate officers of the Company and Remington to assist the Buyer in the preparation of business projections with respect to the business that are customary for financings similar to the Acquisition Financing, (c) to cause the appropriate officers of the Company and Remington to execute and deliver any underwriting or placement agreements, pledge and security documents, other definitive financing documents, indemnity agreements, or documents or other requested certificates (including officers’ certificates), in each case which are customary for financings similar to the Acquisition Financing and (d) to use commercially reasonable efforts to cause the Company’s independent accountants, to reasonably cooperate with the Buyer in its efforts to arrange the Acquisition Financing, including to provide any customary comfort letter and consent with respect to the financial statements in connection with the Acquisition Financing as reasonably requested by the Buyer.

6.8 Transfer Taxes. The Buyer shall be liable for all transfer Taxes (including, without limitation, any transfer gains Taxes) arising from the transactions contemplated by this Agreement. The Buyer shall file all Tax Returns relating to such transfer Taxes.

6.9 Contemporaneous Transactions. The Buyer, the Company and the Sellers acknowledge that the purchase of the Shares and the payoff of Senior Note A and Senior Note B are intended to be contemporaneous transactions and agree that there will be no payoff or purchase of all or any portion of Senior Note A and Senior Note B without the contemporaneous purchase of the Shares pursuant to the terms and conditions hereof.

6.10 Tax Treatment of Indemnity Payments. It is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the consideration described in Sections 1.1 and 1.2(a) for all federal, state, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly, to the extent permitted by applicable law.

6.11 Tax Cooperation.

(a)                   After the Closing Date, the Sellers will cooperate with the Buyer, to the extent reasonably requested and at the Buyer’s expense, in connection with supplying Tax information relevant to the Company and its Subsidiaries, but only to the extent the Sellers possess such information.

(b)                   Except as required by applicable law or regulation, the Buyer shall not, prior to the Release Date (as defined in the Escrow Agreement) or, if later, the day on which no portion of the Reserved Amount (as defined in the Escrow Agreement) relates to any claim relating to the Senior Note A or the Senior Note B, amend any Tax Return of the Company or any Subsidiary in so far as the Tax Return relates to the Senior Note A or the Senior Note B, without the consent of the Sellers, such consent not to be unreasonably withheld or delayed.

6.12 Notice and Cure. Sellers and the Company will notify the Buyer in writing (where appropriate, through updates to the Schedules) of, and contemporaneously will provide the Buyer with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to the Company or Sellers, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Sellers or the Company under this Agreement to be breached or that renders or will render untrue any representation or warranty of Sellers or the Company contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. No notice given pursuant to this Section or any update of the Schedules shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit the Buyer’s right to seek indemnity under Article IX.

6.13 Transfer and Amendment of Registration and Licenses. The Buyer, the Sellers, and the Company shall reasonably cooperate in preparing and filing timely updates of the Company’s registration with DDTC under 22 C.F.R. Part 122.

6.14 SEC ReportsThe Company shall cause Remington to timely file all forms, reports, registrations, statements, certifications and other documents required to be filed by Remington with the SEC after the date hereof (collectively, the “New Company SEC Reports”). The Company shall cause the New Company SEC Reports to be prepared in accordance with the applicable requirements of the Exchange Act and the Securities Act, not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.15 Directors and Officers.

(a)                   From and for a period of six years following the Closing Date, the Buyer shall, or shall cause the Company and its Subsidiaries to, indemnify and hold harmless and advance expenses to each present and former director and officer of the Company and its Subsidiaries (collectively, the “Director and Officer Indemnified Parties”) who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit, proceeding or investigation, whether civil, criminal or administrative or investigative, by reason of the fact that such Director and Officer Indemnified Party is or was a director, officer, employee or agent of the Company or its Subsidiaries, or is or was serving or agreed to serve at the request of the Company as a director or officer, of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company or any of its Subsidiaries pursuant to their Organizational Documents.

(b)                   Prior to the Closing, the Buyer shall procure and the Company shall purchase or cause to be purchased, at the Company’s expense, an extended reporting period for directors’ and officers’ and fiduciary liability policies covering the Director and Officer Indemnified Parties for a period of six years following the Closing Date, such extended reporting period to be based upon the Company’s directors’ and officers’ liability and fiduciary liability insurance in effect as of the date hereof. For the avoidance of doubt, the terms, conditions and policy limits of such extended reporting period shall be identical to the terms, conditions and policy limits of the Company’s directors’ and officers’ liability and fiduciary liability insurance in effect as of the date hereof; provided, however, that (i) in no event shall the out-of-pocket cost of such policies exceed a premium amount in excess of $1,000,000 in the aggregate and (ii) fifty percent (50%) of the out-of-pocket cost paid for such policies (the “Insurance Amount”) shall be reimbursed in accordance with Sections 1.3(d) and (e).

(c)                   If the Buyer or the Company or any of their successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets to any individual, corporation or other entity, then in each such case, proper provisions shall be made so that the successors or assigns of the Buyer or the Company shall assume all of the obligations set forth in this Section 6.15.

6.16 CBA Negotiations. The Company shall notify the Buyer in writing prior to Remington commencing any CBA Negotiations. Before commencing any CBA Negotiations, the Company shall cause Remington to (i) discuss with the Buyer in good faith their respective goals and objectives related to any CBA Negotiations, (ii) employ a negotiating strategy consistent with these goals and objectives, (iii) allow the Buyer to participate in any CBA Negotiations and (iv) not permit Remington to enter into any material agreements relating to CBA Negotiations without the approval of Buyer or one of its representatives, which approval shall not be unreasonably withheld or delayed; provided that if approval is not given, Buyer shall deliver to the Company a written explanation detailing its specific reasons for withholding such approval; and provided further that if the Buyer fails to deliver such written explanation within two business days after request by the Company, the Company shall be permitted to take such action.

6.17 Debt Tender Offer.

(a)                   (a) Following the date hereof, the Company shall use its commercially reasonable efforts to cause Remington to commence promptly, after receipt of a written request from Buyer to do so and receipt of the Debt Tender Offer Documents (as defined below) from Buyer, a consent solicitation and/or an offer to purchase and related consent solicitation, or one or both of them, on such terms and conditions requested by the Buyer and reasonably acceptable to the Company (either or both such actions are referred to collectively as the “Debt Tender Offer”) with respect to all of the outstanding aggregate principal amount of the Company’s 101/2% Senior Notes due 2011 (the “Notes”), issued pursuant to the Indenture. The Company shall provide, and shall cause its Subsidiaries to provide, all cooperation reasonably requested by the Buyer in connection with the Debt Tender Offer, including entering into customary dealer manager and consent solicitation agreements (in each case as shall be reasonably acceptable to the Company) in connection with the Debt Tender Offer.

(b)                   Remington’s obligation to accept for payment and pay for the Notes tendered pursuant to the Debt Tender Offer or make any payment for consents shall be subject to conditions as requested by the Buyer and reasonably acceptable to the Company, including that (i) the Closing shall occur concurrently therewith (or the Buyer and the Company shall be satisfied that it will occur substantially concurrently with such acceptance and payment), (ii) the Acquisition Financing has been obtained and (iii) such other conditions as are customary for transactions similar to the Debt Tender Offer. The parties shall use commercially reasonable efforts to cause the Debt Tender Offer to close concurrently with the Closing; provided that the consummation of the Debt Tender Offer with respect to the Notes shall not be a condition to Closing. The Buyer hereby covenants and agrees to provide (or to cause to be provided) immediately available funds to Remington for the full payment (including any applicable premiums or consent solicitation fees, and all related fees and expenses) at the Closing Date (or if later at the expiration date of the Debt Tender Offer) of all Notes properly tendered and not withdrawn (or consents received and not withdrawn) to the extent required pursuant to the terms of the Debt Tender Offer. The Debt Tender Offer and other actions taken in connection therewith shall be conducted in accordance with the terms of the Indenture and all applicable rules and regulations of the SEC and other applicable laws.

(c)                   The Company shall cause Remington to waive any of the conditions to the Debt Tender Offer as may be reasonably requested by the Buyer (other than the conditions that the Debt Tender Offer is conditioned on the Closing as provided in clause (b) above and that there shall be no law prohibiting consummation of the Debt Tender Offer), so long as such waivers would not cause the Debt Tender Offer to violate the Indenture, Exchange Act, the Trust Indenture Act of 1939, as amended (the “TIA”), or any other applicable law, and shall cause Remington not to, without the prior written consent of the Buyer, waive any condition to the Debt Tender Offer or make any change, amendment or modification to the terms and conditions of the Debt Tender Offer (including any extension thereof) other than as agreed between the Buyer and the Company or as required to comply with applicable law.

(d)                   Buyer shall prepare, in consultation with the Company and Remington, as promptly as practicable, a consent statement and/or an offer to purchase and consent statement in respect of the applicable Debt Tender Offer, together with any required related letters of transmittal and similar ancillary agreements (such documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Debt Tender Offer Documents”). Buyer and the Company shall, and the Company shall cause Remington to, reasonably cooperate with each other in the preparation of the Debt Tender Offer Documents (provided that the Company’s and Remington’s cooperation shall be limited to matters that Buyer cannot accomplish without additional cost or delay without the assistance of Remington). The Debt Tender Offer Documents (including all amendments or supplements) and all mailings to the beneficial owners of the Notes in connection with the Debt Tender Offer shall be subject to the prior review and of, and comment by, the Buyer and the Company and shall be reasonably acceptable to each of them. The Company shall cause Remington to use its commercially reasonable efforts to cause to be disseminated to the record holders of the Notes, and to the extent known by the Company or Remington, the beneficial owners of the Notes (collectively, the “Noteholders”) the Debt Tender Offer Documents. If at any time prior to the acceptance of Notes pursuant to the Debt Tender Offer any event should occur that is required by applicable law to be set forth in an amendment of, or a supplement to, the Debt Tender Offer Documents, the Company shall cause Remington to use commercially reasonable efforts to prepare and disseminate such amendment or supplement; provided however, that prior to such dissemination, the Company shall provide copies thereof to the Buyer not less than two business days (or such shorter period of time as the Company reasonably believes is necessary in light of the circumstances) in advance of any such dissemination and shall consult with the Buyer with respect to such amendment or supplement, and shall include in such amendment or supplement all comments reasonably proposed by the Buyer to the extent consistent with applicable law. The Company shall comply with the requirements of Rule 14e–1 promulgated under the Exchange Act, the TIA, and any other applicable law in connection with the Debt Tender Offer and such compliance shall not constitute a breach thereof.

(e)                   Promptly following the expiration date of any consent solicitation under the Debt Tender Offer, assuming the requisite consents from Noteholders (including from Persons holding proxies from the Noteholders) have been received, the Company shall cause Remington to use commercially reasonable efforts to cause an appropriate supplemental indenture (the “Supplemental Indenture”) to become effective concurrently with the Closing, and providing for the amendments of the Indenture contemplated in the Debt Tender Offer Documents; provided however, that notwithstanding the fact that the Supplemental Indenture may become effective earlier, the proposed amendments set forth therein shall not become operative unless and until all conditions to the Debt Tender Offer have been satisfied or waived by Remington in accordance with the terms hereof and thereof and Remington accepts all Notes (and related consents) validly tendered for purchase and payment pursuant to the Debt Tender Offer, whereupon such proposed amendments shall become operative. The form and substance of the Supplemental Indenture shall be reasonably satisfactory to the Buyer and the Company.

(f)                    If this Agreement is terminated pursuant to Section 10, Buyer shall promptly reimburse the Company or Remington for all reasonable and documented out-of-pocket costs, fees and expenses (including legal fees and expenses, printing costs, and the out-of-pocket costs, fees and expenses of any dealer manager, information agent, depositary or the other agent retained in connection with the Debt Tender Offer) incurred by or on behalf of the Company or Remington in connection with the Debt Tender Offer. The Buyer shall indemnify and hold harmless the Company, its Subsidiaries, their respective officers, directors and representatives and each person, if any, who controls the Company within the meaning of Section 20 of the Exchange Act for any loss or liabilities incurred by any of them in connection with any action taken by them to the extent pursuant to this Section 6.17 with respect to the Debt Tender Offer (other than as a result of the Company’s or Remington’s fraud or willful misconduct); provided however, that the Buyer shall not have any obligation to indemnify and hold harmless any such Person to the extent such damages are attributable to information prepared or provided by the Company or Remington for use in the Debt Tender Offer Documents that is determined to have contained a material misstatement or material omission.

6.18 Monthly Financial Statement. From the date hereof until the Closing, the Company shall deliver to the Buyer, concurrently with delivery to the directors of the Company or to any lender to the Company or its Subsidiaries, unaudited monthly financial statements of the Company and its Subsidiaries, consisting of a balance sheet as of the end of such month and statements of income for that month and for the portion of the financial year then ended (the “Monthly Reports”). The Monthly Reports shall not deviate in form or substance from the financial reports regularly provided to the directors of, or lenders to, the Company and its Subsidiaries.

6.19 Financing. Buyer shall use reasonable best efforts to obtain the Financing on the terms described in the Financing Commitments, including using reasonable best efforts (i) to negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions described therein or on other terms not materially less beneficial to Buyer and not reasonably likely to result in the Closing not occurring pursuant to Section 1.3(a) (but in no event including any terms that expand the conditions precedent to the Financing), (ii) to satisfy on a timely basis all conditions applicable to Buyer set forth in the Debt Commitment Letter and the Investment Commitment Letter and (iii) to consummate the Financing at the Closing, including enforcing the obligations of the lenders and other Persons providing the Financing contemplated by the Financing Commitments to fund the Financing. Buyer shall keep the Company apprised of the status of, and any developments in, its efforts to obtain the Financing (including any breach by a party to the Financing Commitments) and shall deliver to the Company true, correct and complete copies of all definitive agreements for the Financing promptly when entered into (subject to the redaction of pricing information). In the event that any portion of the financing described in the Debt Commitment Letter becomes unavailable on the terms and conditions set forth in the Debt Commitment Letter, Buyer shall promptly notify the Company, and Buyer shall use its reasonable best efforts to obtain alternative debt financing as promptly as possible following such event, including from alternative financing sources, on terms not materially less favorable in the aggregate to Buyer than those in the Debt Commitment Letter and not reasonably likely to result in the Closing not occurring pursuant to Section 1.3(a) (and in no event including any terms that expand the conditions precedent to the debt Financing in the Debt Commitment Letter) that will enable Buyer to consummate the transactions contemplated by this Agreement. Buyer shall not agree to or permit any amendment, supplement or other modification that reduces the total amount of the Financing or imposes any additional condition precedent to the availability of the Financing contemplated by the Debt Commitment Letter in any material respect without the Company’s written consent. The Buyer shall not, and shall use its reasonable best efforts to cause Investor not to, consent to the assignment of any of Credit Suisse Securities (USA) LLC’s commitments under the Debt Commitment Letter without the prior written consent of the Company.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions to the Obligation of the Buyer. The obligation of the Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by the Buyer on or prior to the Closing Date of each of the following conditions:

(a)                   Each of the representations and warranties of the Sellers and, as the case may be, of the Company contained in Articles III and IV (reading such representation and warranty without regard to any Material Adverse Effect or materiality qualification) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of such date (except for those representations and warranties that are made as of a specific date, which representations shall be true at and as of such respective specific date), except where the failure to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; the covenants and agreements of the Sellers to be performed on or prior to the Closing Date shall have been duly performed in all material respects; and the Buyer shall have received at the Closing certificates to that effect dated as of the Closing Date and executed on behalf of the Company by its President or Vice President.

(b)                   All directors of the board of directors of the Company or any of its Subsidiaries whose resignations shall have been requested in writing by the Buyer not less than five days prior to the Closing Date shall have submitted their resignations or been removed from office effective as of the Closing Date.

(c)                   The Buyer shall have received a certification from the Company, dated no more than 30 days prior to the Closing Date and signed by a responsible corporate officer of the Company, that the Company is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in section 897(c)(2) of the Code.

(d)                   The agreements and other arrangements between, among or involving the Company or any Subsidiary, on the one hand, and the Sellers or any Affiliate of the Sellers (other than the Company and its Subsidiaries), on the other hand, set forth on Schedule 7.1(d) shall have been terminated or amended as indicated on Schedule 7.1(d).

(e)                   Since September 30, 2006, no change, event or occurrence shall have occurred which, individually or in the aggregate, has resulted in, or is reasonably likely to result in, a Material Adverse Effect.

(f)                    If the Buyer complies with Section 6.5(b)(i), all Liens under the Credit Agreement shall be released and discharged upon such repayment.

7.2 Conditions to the Obligation of the Sellers and the Company. The obligation of the Sellers and the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by the Sellers and the Company on or prior to the Closing Date of each of the following conditions:

(a)                  Each of the representations and warranties of the Buyer contained in Article V shall be true in all material respects when made and as of the Closing Date, with the same effect as though those representations and warranties had been made on and as of the Closing Date; each of the covenants and agreements of the Buyer to be performed on or prior to the Closing Date shall have been duly performed in all material respects, except that the covenants and agreements of the Buyer required to be performed on or prior to the Closing in Section 6.5 and 6.15 shall have been duly performed in all respects; and the Sellers shall have received at the Closing certificates to that effect dated as of the Closing Date and executed on behalf of the Buyer by its President or Vice President.

(b)                 The Option Cancellation Payments shall have been made.

(c)                  Subject to Section 6.9, the Notes Payment shall have been made.

7.3 Conditions to the Obligations of the Company, the Sellers and the Buyer. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by all parties on or prior to the Closing Date of each of the following conditions:

(a)                  Each party shall have duly filed with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) the notification and report form (the “Report”) required under the HSR Act with respect to the consummation of the transactions contemplated hereby. Each party hereby covenants to (i) prepare and file the Report required to be filed by it no later than the fifth business day following the date hereof and (ii) cooperate with the other party to the extent necessary to assist the other party in the preparation of its Report.

(b)                 The waiting period required by the HSR Act shall have expired or been terminated by the FTC and the Antitrust Division and there shall not have been issued and be in effect any order, decree or judgment of or in any court or tribunal of competent jurisdiction which makes the consummation of the transactions contemplated hereby illegal.

(c)                  All licenses, consents, authorizations, clearances, orders and approvals of, and filings and registrations with, any federal, state or foreign Governmental Entity or third Person, listed in Schedule 7.3(c) shall have been obtained.

(d)                   Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable law or judgment, injunction or order of any Governmental Entity.

(e)                   The Sellers, the Buyer and the Escrow Agent shall have entered into the Escrow Agreement.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1 Survival of Representations and Warranties. The representations and warranties and the covenants (other than those contained in Sections 6.5(a), 6.6, 6.8, 6.10, 6.11 and 6.15 and Articles IX and XI) of the Sellers, the Company and the Buyer contained in this Agreement or in any certificate delivered in connection with this Agreement shall survive the Closing for a period of twelve (12) months. The covenants contained in Sections 6.5(a), 6.6, 6.8, 6.10, 6.11 and 6.15 and Articles IX and XI shall survive the Closing for the applicable statute of limitations. Any and all breaches of such representations and warranties and covenants shall be deemed waived as of the expiration of the applicable survival period set forth above; provided that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with this Section 8.1 will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given under Article IX on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article IX.

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification.

(a)                   Subject to the limitations of this Section and the other Sections of this Article IX, the Buyer shall indemnify the Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any breach of representation or warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of the Buyer contained in this Agreement.

(b)                   Subject to this Section and the other Sections of this Article IX, each Seller and Option Holder (together, the “Seller Indemnifying Parties”) shall, severally and not jointly, indemnify the Buyer Indemnified Parties in respect of, and hold each of them harmless from and against any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any (i) breach of representation or warranty of the Company or (ii) nonfulfillment of or failure to perform any covenant or agreement on the part of the Company contained in this Agreement (determined in all cases (other than with respect to Section 4.5) as if the limitations provided by the terms “material”, “materially”, “Material”, or any derivations thereof, were not included therein or in the Schedules related thereto).

(c)                  Subject to this Section and the other Sections of this Article IX, the Seller Indemnifying Parties shall, severally and not jointly, indemnify the Buyer Indemnified Parties in respect of, and hold each of them harmless from and against any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any (i) breach by such Seller Indemnifying Party of any representation or warranty contained in Article III or (ii) nonfulfillment of or failure to perform any covenant or agreement on the part of such Seller Indemnifying Party contained in this Agreement (such Seller Indemnifying Party in clauses (i) and (ii), a “Breaching Seller Indemnifying Party”) (determined in all cases as if the limitations provided by the terms “material”, “materially”, “Material”, or any derivations thereof, were not included therein or in the Schedules related thereto).

(d)                 Notwithstanding any provision hereof to the contrary, (i) no amounts of indemnity shall be payable in the case of a claim by a Buyer Indemnified Party under this Article IX unless and until the Buyer Indemnified Parties have suffered, incurred, sustained or become subject to Losses referred to in such Article in excess of $500,000 in the aggregate (the “Threshold Amount”), in which event the Buyer Indemnified Parties shall be entitled to recover indemnity for the full amount of such Losses; (ii) no Losses may be claimed under Section 9.1(b) or (c) unless the Losses resulting from any single claim or series of related claims arising out of the same facts, events or circumstances shall exceed $50,000; (iii) the maximum aggregate amount of Losses which may be recovered from the Seller Indemnifying Parties in respect of claims made under Section 9.1(b) or (c) is $5,000,000 (the “Cap”); and (iv) the maximum amount of Losses which may be recovered under Section 9.1(c) from a Breaching Seller Indemnifying Party shall be such Breaching Seller Indemnifying Party’s share of the Escrow Amount determined by multiplying the Escrow Amount by its Equity Percentage, or CD Fund IV Percentage, as applicable. Except as set forth in Section 9.1(d)(iv), from and after the Closing, the Buyer shall look solely to the Escrow Funds for any indemnification payments hereunder, and to the extent the Escrow Funds are insufficient or unavailable to satisfy the indemnification obligations of the Seller Indemnifying Parties under this Article IX, the Buyer shall not be entitled to pursue any other remedy against the Seller Indemnifying Parties and shall not be entitled to satisfy any liability of any Seller Indemnifying Party from any other assets of the Seller Indemnifying Parties other than the Escrow Funds.

(e)                  Notwithstanding any provision hereof to the contrary, (i) no amounts of indemnity shall be payable in the case of a claim by a Seller Indemnified Party under this Article IX unless and until the Seller Indemnified Parties have suffered, incurred, sustained or become subject to Losses referred to in this Article in excess of the Threshold Amount, in which event the Seller Indemnified Parties shall be entitled to recover indemnity for the full amount of such Losses; (ii) no Losses may be claimed under Section 9.1(a) unless the Losses resulting from any single claim or series of related claims arising out of the same facts, events or circumstances shall exceed $50,000; and (iii) the maximum aggregate amount of Losses which may be recovered from the Buyer in respect of claims made under Section 9.1(a) is $5,000,000.

9.2 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 9.1 will be asserted and resolved as follows:

(a)                  In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 9.1 is asserted against or sought to be collected from such Indemnified Party by a Person other than a Seller or any Affiliate of a Seller or of Buyer (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party’s ability to defend has been irreparably prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 9.1 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

(i)            If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 9.2(a), then the Indemnifying Party will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party, which consent will not be unreasonably withheld, in the case of any settlement that provides for any relief other than the payment of monetary damages as to which the Indemnified Party will be indemnified in full). The Indemnifying Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may retain separate counsel to represent it in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and the Indemnified Party will bear its own costs and expenses with respect to such separate counsel, except as provided in the preceding sentence and except that the Indemnifying Party will pay the costs and expenses of such separate counsel if (x) in the Indemnified Party’s good faith judgment, it is advisable, based on advice of counsel, for the Indemnified Party to be represented by separate counsel because a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party or (y) the named parties to such Third Party Claim include both the Indemnifying Party and the Indemnified Party and the Indemnified Party determines in good faith, based on advice of counsel, that defenses are available to it that are unavailable to the Indemnifying Party. Notwithstanding the foregoing, the Indemnified Party may retain or take over the control of the defense or settlement of any Third Party Claim the defense of which the Indemnifying Party has elected to control if the Indemnified Party irrevocably waives its right to indemnity under Section 9.1 with respect to such Third Party Claim.

(ii)           If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 9.2(a), or if the Indemnifying Party gives such notice but fails to defend vigorously and diligently the Third Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including (except as provided in the immediately preceding sentence) any settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this clause (ii), if the Indemnifying

Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this clause (ii) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation.

(iii)          If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 9.1 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss arising from such Third Party Claim will be conclusively deemed a liability of the Indemnifying Party under Section 9.1 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction in accordance with Section 11.15.

(b)                   In the event any Indemnified Party should have a claim under Section 9.1 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss arising from the claim specified in such Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 9.1 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand following the final determination thereof.  If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction in accordance with Section 11.15.

(c)                   Any actions to be taken by the Seller Indemnifying Parties in connection with this Article IX shall require the consent of each of BRS Fund II, CD Fund IV and the Sellers’ Representative. If any question, difference or dispute arises among BRS Fund II, CD Fund IV and the Seller’s Representative, BRS Fund II, CD Fund IV and the Seller’s Representative shall, in good faith, attempt to reach an amicable settlement of such question, difference or dispute. If the dispute cannot be settled through good faith negotiations within 10 Business Days from the date of written notice by any party to the other parties of the existence of such dispute, the dispute shall be submitted to arbitration panel in the city and state of New York in accordance with the rules of the American Arbitration Association. Such arbitration shall be the exclusive means of dispute resolution among the parties.

9.3 Exclusive Remedies. Except as provided for in Section 11.17, from and after Closing, the provisions of this Article IX set forth the exclusive rights and remedies of the Buyer and the Sellers to seek or obtain damages or any other remedy or relief whatsoever from any party with respect to any breach of this Agreement, provided that nothing herein shall limit in any way any of the Buyer or the Sellers’ remedies in respect of fraud by any other party in connection with the transactions contemplated hereby.

ARTICLE X

TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)                   By the written agreement of the Buyer and the Sellers;

(b)                   By the Sellers, on the one hand, or the Buyer, on the other hand, by written notice to the other party after 5:00 p.m. New York City time on June 28, 2007, if the transactions contemplated hereby shall not have been consummated pursuant hereto, unless such date is extended by the mutual written consent of the Sellers and the Buyer, provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any party whose breach of this Agreement results in the failure of the Closing to be consummated by such time;

(c)                   By either the Buyer, on the one hand, or the Sellers, on the other hand, by written notice to the other party if:

(i)            the other party has (and the terminating party shall not have) failed to perform and comply with, in all material respects, all agreements, covenants and conditions hereby required to have been performed or complied with by such party prior to the time of such termination, and such failure shall not have been cured within 30 days following notice of such failure, or

(ii)           any event shall occur after the date hereof that shall have made it impossible to satisfy a condition precedent to the terminating party’s obligations to consummate the transactions contemplated by this Agreement, unless the occurrence of such event shall be due to the failure of the terminating party to perform or comply with any of the agreements, covenants or conditions hereof to be performed or complied with by such party prior to the Closing.

10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 10.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, representatives, stockholders or Affiliates, except as provided in Sections 6.6, 6.17(f), 11.1 and this Section 10.2; provided that (i) upon termination of this Agreement pursuant to Section 10.1(c)(i) as a result of a breach by the non-terminating Party, each Party will remain liable to the other for any willful breach of this Agreement by such Party existing at the time of such termination, in each case for such Parties’ actual out-of-pocket expenses up to $3,000,000 incurred in connection with the Confidentiality Agreement, this Agreement and the transactions contemplated hereby and (ii) subject to the proviso in Section 1.3(a), in the event that all conditions to the Closing set forth in Sections 7.1 and 7.3 are satisfied or waived (other than those conditions which by their nature cannot be satisfied until Closing, but which conditions at such time of termination shall be capable of being satisfied) and the Closing is not consummated due to the failure of Buyer to obtain the proceeds pursuant to the Financing and satisfy its obligations to fund (or cause to be funded) all payments pursuant to Article I, Section 6.5, Section 6.17 and Section 11.1 because of a failure to receive the proceeds of one or more of the financings contemplated by the Financing Commitments, then, upon any termination of this Agreement pursuant to Section 10.1(b) or termination by the Sellers pursuant to 10.1(c)(i), the Buyer shall pay an amount equal to $10,000,000 in the aggregate to the Sellers and the Option Holders in accordance with such Seller’s or Option Holder’s Equity Percentage, or CD Fund IV Percentage, as applicable, as promptly as reasonably practicable (and, in any event, within two business days following such termination). Notwithstanding the foregoing, nothing herein shall limit in any way any of the Buyer’s or the Sellers’ remedies in respect of fraud by any other party in connection with the transactions contemplated hereby. If the transactions contemplated by this Agreement are terminated as provided herein:

(i)                    the Buyer shall return to the Sellers all documents and other materials received from the Sellers, their Affiliates or their agents (including all copies of or materials developed from any such documents or other materials)

relating to the transactions contemplated hereby, whether obtained before or after the execution hereof; and

(ii)           all confidential information received by the Buyer with respect to the Sellers and their Affiliates shall be treated in accordance with the Confidentiality Agreement which shall remain in full force and effect notwithstanding the termination of this Agreement.

ARTICLE XI

GENERAL PROVISIONS

11.1 Expenses. Except as otherwise specifically provided for in this Agreement, the Sellers, on the one hand, and the Buyer, on the other hand, shall bear their respective expenses, costs and fees (including attorneys’, auditors’ and financing fees, if any; provided that, the Company shall bear its own attorneys’ and auditors fees that are reasonably incurred in connection with the Company’s actions in preparing due diligence material for the Buyer and preparing the Schedules hereto; and provided further that such attorney and auditors fees shall not exceed $300,000 in the aggregate) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated; provided that the Buyer shall be responsible for (i) all filing fees in connection with the filings required by the HSR Act, (ii) all costs, fees and expenses of the Escrow Agent under the Escrow Agreement, and (iii) all costs, fees and expenses incurred in connection with the Acquisition Financing whether or not the transactions contemplated hereby are consummated. The Sellers’ expenses, costs and fees incurred in connection with the transactions contemplated hereby shall be borne by the Sellers in accordance with the provisions of Section 1.3(g).

11.2 Further Actions. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.

11.3 Post-Closing Access. In connection with any matter relating to any period prior to, or any period ending on, the Closing, the Buyer shall, upon the request and at the expense of the Sellers, permit the Sellers and their representatives full access at all reasonable times to the books and records of the Company and its Subsidiaries, and the Buyer shall execute (and shall cause the Company and its Subsidiaries to execute) such documents as the Sellers may reasonably request to enable the Sellers to file any required reports or tax returns relating to the Company or any of its Subsidiaries. The Buyer shall not dispose of such books and records during the seven-year period beginning with the Closing without the Sellers’ consent, which shall not be unreasonably withheld. Following the expiration of such seven-year period, the Buyer may dispose of such books and records at any time upon giving 60 days’ prior written notice to the Sellers, unless the Sellers agree to take possession of such books and records within 60 days at no expense to the Buyer.

11.4 Certain Limitations. It is the explicit intent and understanding of each of the parties that no party nor any of its Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in Articles III, IV and V and no party is relying on any statement, representation or warranty, oral or written, express or implied, made by another party or such other party’s Affiliates, representatives or agents, except for the representations and warranties set forth in such articles. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PARTIES EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS OF THE BUSINESS AND, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD THAT THE BUYER TAKES THE ASSETS OF THE BUSINESS “AS IS” AND “WHERE IS.” The parties agree that this is an arm’s-length transaction in which the parties’ undertakings and obligations are limited to the performance of their obligations under this Agreement. The Buyer acknowledges that it is a sophisticated investor, that it has undertaken a full investigation of the business of the Company and its Subsidiaries, that it has only a contractual relationship with the Sellers, based solely on the terms of this Agreement, and that there is no special relationship of trust or reliance between the Buyer and the Sellers.

11.5 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by telecopy or telegram, as follows:

(i)            if to the CD Fund IV,

The Clayton & Dubilier Private Equity Fund IV Limited Partnership

270 Greenwich Avenue

Greenwich, Connecticut 06830

Attention: Clayton & Dubilier Associates IV Limited Partnership

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Fax: (212) 909-6836

Telephone: (212) 909-6000

Attention: Andrew Bab, Esq.

(ii)           if to BRS Fund II

Bruckmann, Rosser, Sherrill & Co. II, L. P.

c/o Bruckmann, Rosser, Sherrill & Co., Inc.

126 East 56th Street

New York, New York 10022

Fax: (212) 521-3799

Attention: Paul D. Kaminski

with a copy to:

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, New York 10022-4611

Fax: (212) 446-4900

Telephone: (212) 446-4800

Attention: Kimberly P. Taylor, Esq.

(iii)          if to the Sellers’ Representative:

The Clayton & Dubilier Private Equity Fund IV Limited Partnership

270 Greenwich Avenue

Greenwich, Connecticut 06830

Attention: Clayton & Dubilier Associates IV Limited Partnership

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Fax: (212) 909-6836

Telephone: (212) 909-6000

Attention: Andrew Bab, Esq

(iv)          if to the Company

RACI Holding, Inc.

c/o Remington Arms Company, Inc.

870 Remington Drive

P.O. Box 700

Madison, NC 27025-0700

Fax: (336) 548-8700

Telephone: (336) 548-7760

Attention: Stephen P. Jackson, Jr.

with a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Fax: (212) 909-6836

Telephone: (212) 909-6000

Attention: Andrew Bab, Esq.

(v)           if to the Buyer,

American Heritage Arms, LLC

c/o Cerberus Capital Management, L.P.

299 Park Avenue, 22nd Floor

New York, New York 10171

Fax: (212) 284-7902

Attention: Seth Plattus, Senior Managing Director

and

Fax: (212) 284-7916

Telephone: (212) 284-7825

Attention: George Kollitides, Managing Director

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, New York 10005

Fax: (212) 822-5735

Telephone: (212) 530-5735

Attention: Roland Hlawaty, Esq.

or, in each case, at such other address as may be specified in writing to the other parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered or (z) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

11.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

11.7 Assignment; Successors. This Agreement shall not be assignable by any party hereto without the prior written consent of all of the other parties and any attempt to assign this Agreement without such consent shall be void and of no effect; provided, however, that Buyer may assign this Agreement and its rights and obligations hereunder to an Affiliate of Buyer, but no such assignment shall relieve Buyer of its obligations hereunder. This Agreement shall inure to the benefit of, and be binding on and enforceable against, the successors and permitted assigns of the respective parties hereto. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer any right, remedy or claim under or by reason of this Agreement upon any Person other than (a) the parties and successors and assigns permitted by this Section 11.7, (b) the Director and Officer Indemnified Parties pursuant to Section 6.15, (c) the persons listed on Schedule 6.1(c) and (d) any Indemnified Party with respect to Article IX.

11.8 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

11.9 Entire Agreement. This Agreement (including the Exhibits and Schedules referred to herein or delivered hereunder) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

11.10 Knowledge; Interpretation. For the purposes of the representations and warranties of the Sellers and, as the case may be, the Company contained in Articles III or IV, the knowledge of the Sellers or the Company shall be deemed to consist solely of the actual knowledge of those individuals listed in Schedule 11.10 obtained in the normal course of their respective duties as officers of the Company, including in connection with the preparation and negotiation of this Agreement and the Schedules hereto, but without any further investigation or inquiry by any of them. The disclosure of any matter in the Schedules hereto shall be deemed to be a disclosure for all purposes of this Agreement to which such matter is reasonably apparent on its face, but shall expressly not be deemed to constitute an admission by the Sellers, the Company or the Buyer, or to otherwise imply, that any such matter is material for purposes of this Agreement.

11.11 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provisions in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

11.12 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

11.13 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

11.14 Governing Law. This Agreement and the rights and duties of the parties hereto hereunder shall be governed by and construed and interpreted in accordance with laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction

11.15 Consent to Jurisdiction, etc.

(a)                  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)                   Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                   Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 11.5. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

11.16 Waiver of Punitive and Other Damages and Jury Trial.

(a)                   THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)                   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)                   EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.16.

11.17 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 11.15 in addition to any other remedy to which they are entitled at law or in equity.

11.18 Sellers’ Representative.

(a)                   With the exception of BRS Fund II and CD Fund IV, each Seller and Option Holder (collectively, the “Individual Sellers”) by signing this Agreement designates CD Fund IV to be such party’s sole and exclusive representative (the “Sellers’ Representative”) for purposes of this Agreement. The Individual Sellers shall be bound by any and all actions taken by the Sellers’ Representative on their behalf, including without limitation payments made in connection with provisions of Article IX hereof.

(b)                   The Buyer shall be entitled to rely upon any communication or writings given or executed by the Sellers’ Representative. All notices to be sent to the Individual Sellers pursuant to this Agreement may be addressed to the Sellers’ Representative only, and any notice so sent shall be deemed notice to all of the Individual Sellers hereunder. The Individual Sellers hereby consent and agree that the Sellers’ Representative is authorized to accept notice on behalf of all of the Individual Sellers pursuant hereto.

(c)                   The Sellers’ Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Individual Seller, with full power in its name and on its behalf to act according to the terms of this Agreement in the absolute discretion of the Sellers’ Representative, and in general to do all things and to perform all acts including, without limitation, executing and delivering all agreements, waivers, amendments, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with this Agreement. This power of attorney and all authority hereby conferred is granted in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Individual Seller or by operation of law, whether by death or any other event.

(d)                   The Individual Shareholders shall jointly indemnify the Sellers’ Representative and hold it harmless from and against any loss, liability or expense of any nature incurred by the Sellers’ Representative for any act done or omitted in such capacity, including reasonable legal fees and other costs and expenses of defending or preparing to defend against any claim or liability, unless such loss, liability or expense shall be caused by the Sellers’ Representative’s willful misconduct or gross negligence.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

AMERICAN HERITAGE ARMS, LLC

By	/s/ George Kollitides
Name: George Kollitides
Title: Executive Vice President

THE CLAYTON & DUBILIER
PRIVATE EQUITY FUND IV LIMITED
PARTNERSHIP

By
Name:
Title:

BRUCKMANN, ROSSER, SHERRILL &
CO. II, L.P.

By
Name:
Title:

RACI HOLDING, INC.

By	/s/ Stephen P. Jackson, Jr.
Name: Stephen P. Jackson, Jr.
Title: SVP – CFO, Treasurer & Corporate Secretary

THE CLAYTON & DUBILIER PRIVATE
EQUITY FUND IV LIMITED PARTNERSHIP

By:	/s/ [ILLEGIBLE]
Name:
Title:

Number of Shares: 28,717

[Signature Page to Stock Purchase Agreement]

BRUCKMANN, ROSSER, SHERRILL & CO. II, L.P.

By:	BRS Partners II LLC

By:	/s/ Stephen Sherrill
Name: Stephen Sherrill
Title: Managing Director

Number of Shares: 135,954

[Signature Page to Stock Purchase Agreement]

JOHN BALIO

By:	/s/ John Balio

Number of Shares: 2

Number of Deferred Shares: 20

ALAN SERVEN

By:	/s/ Alan Serven

Number of Shares: 6

[Signature Page to Stock Purchase Agreement]

ALFRED D. RUSSO JR.

By:	/s/ Alfred D. Russo Jr.

Number of Shares: 49

Number of Deferred Shares: 300

[Signature Page to Stock Purchase Agreement]

B. CHARLES AMES

By:	/s/ B. Charles Ames

Number of Shares: 4,627

[Signature Page to Stock Purchase Agreement]

B. CHARLES AMES FAMILY 2003 TRUST

By:	/s/ John Burns, Trustee
Name: John Burns
Title: Trustee

Number of Shares: 4,627

[Signature Page to Stock Purchase Agreement]

B. CHARLES AMES TOD TO B. CHARLES
AMES TRUST UAD 8/26/02

By:	/s/ B. Charles Ames
Name:
Title:

Number of Shares: 2,269

[Signature Page to Stock Purchase Agreement]

BOBBY R. BROWN

By:	/s/ Bobby R. Brown

Number of Shares: 900

Number of Option Shares: 226

[Signature Page to Stock Purchase Agreement]

CHARLES RINK

By:	/s/ Charles Rink

Number of Shares: 20

Number of Deferred Shares: 195

Number of Option Shares: 649

[Signature Page to Stock Purchase Agreement]

DANIEL EVANS

By:	/s/ Daniel Evans

Number of Deferred Shares: 37

Number of Option Shares: 37

[Signature Page to Stock Purchase Agreement]

FANO & CO.

By:	/s/ Mark Carnevale
	Name:	MARK CARNEVALE
	Title:	Vice President

Number of Shares: 3,491

[Signature Page to Stock Purchase Agreement]

GASTON GRAVEL

By:	/s/ Gaston Gravel

Number of Shares: 6

Number of Deferred Shares: 23

[Signature Page to Stock Purchase Agreement]

GREGORY FOSTER

By:	/s/ Gregory Foster

Number of Shares: 3

[Signature Page to Stock Purchase Agreement]

NORMAN SCHWARZKOPF

By:	/s/ Norman Schwarzkopf

Number of Option Shares: 226

[Signature Page to Stock Purchase Agreement]

H. NORMAN SCHWARZKOPF REVOCABLE
TRUST OF 1992

By:	/s/ Norman Schwarzkopf
Name:
Title:

Number of Shares: 229

[Signature Page to Stock Purchase Agreement]

HARRIET E. ETCHEN, SPECIAL TRUSTEE UNDER THE FREDERICK R. ETCHEN, JR. AND HARRIET E. ETCHEN TRUST AGREEMENT, DATED MARCH 8, 1998, AS AMENDED.

By:	/s/ Harriet E. Etchen
Name:
Title: Special Trustee

Number of Shares: 158

[Signature Page to Stock Purchase Agreement]

HUBBARD C. HOWE

By:	/s/ Hubbard C. Howe

Number of Shares: 9,255

Number of Option Shares: 226

[Signature Page to Stock Purchase Agreement]

JAMES E. PRALL

By:	/s/ James E. Prall

Number of Shares: 227

[Signature Page to Stock Purchase Agreement]

JAY BUNTING

By:	/s/ Jay Bunting

Number of Shares: 274

[Signature Page to Stock Purchase Agreement]

JOHN CHISNALL

By:	/s/ John Chisnall

Number of Shares: 8

Number of Deferred Shares: 10

[Signature Page to Stock Purchase Agreement]

JOHN M. DWYER, JR.

By:	/s/ John M. Dwyer, Jr.

Number of Deferred Shares: 195

Number of Option Shares: 1,103

[Signature Page to Stock Purchase Agreement]

JULIE FRIST

By:	/s/ Julie Frist

Number of Shares: 177

[Signature Page to Stock Purchase Agreement]

LANDER VALUE FUND, L.P.

By:	/s/ John Burns
	Name:	John Burns
	Title:	Managing PTR, LVF Associates, LP

Number of Shares: 1,352

[Signature Page to Stock Purchase Agreement]

LEON J. HENDRIX FAMILY 2003 TRUST

By:	/s/ Leon J. Hendrix
Name:
Title:

Number of Shares: 578

[Signature Page to Stock Purchase Agreement]

LEON J. HENDRIX, JR.

By:	/s/ Leon J. Hendrix, Jr.

Number of Shares: 2,879

Number of Deferred Shares: 256

Number of Option Shares: 454

[Signature Page to Stock Purchase Agreement]

MARILENA TIBREA

By:	/s/ Marilena Tibrea

Number of Shares: 40

[Signature Page to Stock Purchase Agreement]

MARK A. LITTLE

By:	/s/ Mark A. Little

Number of Shares: 198

Number of Deferred Shares: 1,000

Number of Option Shares: 2,270

[Signature Page to Stock Purchase Agreement]

MICHAEL G. BABIARZ

By:	/s/ Michael G. Babiarz

Number of Shares: 2,314

[Signature Page to Stock Purchase Agreement]

MICHAEL J. DUBILIER

By:	/s/ Michael J. Dubilier

Number of Shares: 2,314

[Signature Page to Stock Purchase Agreement]

OTIS BOGGS JR.

By:	/s/ Otis Boggs Jr.

Number of Shares: 8

Number of Deferred Shares: 39

[Signature Page to Stock Purchase Agreement]

PAUL L. CAHAN

By:	/s/ Paul L. Cahan

Number of Shares: 256

Number of Deferred Shares: 265

Number of Option Shares: 680

RICHARD A. GILLELAND

By:	/s/ Richard A. Gilleland

Number of Option Shares: 226

[Signature Page to Stock Purchase Agreement]

RICHARD AND ELLEN GILLELAND LIVING TRUST

By:	/s/ [ILLEGIBLE]
Name:
Title:

Number of Shares: 213

[Signature Page to Stock Purchase Agreement]

RICHARD DRESDALE

By:	/s/ Richard Dresdale

Number of Shares: 63

[Signature Page to Stock Purchase Agreement]

RICHARD E. HECKERT

By:	/s/ Richard E. Heckert

Number of Shares: 213

Number of Option Shares: 226

[Signature Page to Stock Purchase Agreement]

RICHARD KROL

By:	/s/ Richard Krol

Number of Shares: 1

Number of Deferred Shares: 10

ROBERT W. LONGO

By:	/s/ Robert W. Longo

Number of Shares: 9

Number of Deferred Shares: 18

ROGER LYNCH

By:	/s/ Roger Lynch

Number of Shares: 13

Number of Deferred Shares: 90

[Signature Page to Stock Purchase Agreement]

RONALD H. BRISTOL

By:	/s/ Ronald H. Bristol

Number of Shares: 922

[Signature Page to Stock Purchase Agreement]

STEPHEN D. BECHTEL, JR. AND ELIZABETH HOGAN BECHTEL – 1996 FAMILY TRUST

By:	/s/ Stephen D. Bechtel, Jr.
Name:
	Title:	General Partner / Trustee

Number of Shares: 197

[Signature Page to Stock Purchase Agreement]

STEPHEN P. JACKSON, JR

By:	/s/ Stephen P. Jackson, Jr

Number of Option Shares: 680

[Signature Page to Stock Purchase Agreement]

THE B. CHARLES AMES FAMILY 1993 TRUST

By:	/s/ John Burns
	Name:	John Burns
	Title:	Trustee

Number of Shares: 2,270

[Signature Page to Stock Purchase Agreement]

THOMAS L. MILLNER

By:	/s/ Thomas L. Millner

Number of Shares: 369

Number of Deferred Shares: 3,393

Number of Option Shares: 3,632

[Signature Page to Stock Purchase Agreement]